                                                FILED PURSUANT TO RULE 424(B)(5)
                                                     REGISTRATION NO. 333-115645

                      INTERNATIONAL PROSPECTUS SUPPLEMENT
                     TO PROSPECTUS DATED SEPTEMBER 17, 2004

                               75,000,000 SHARES

                       (CANARGO ENERGY CORPORATION LOGO)

                           CANARGO ENERGY CORPORATION

                                  COMMON STOCK

     CanArgo Energy Corporation is offering up to 75,000,000 shares of its common stock in a global "best efforts, any and all" offering (the "Offer"). ABG Sundal Collier Norge ASA, Orion Securities Inc., Terra Securities ASA and Aton Financial Holdings (the "International Placing Agents") are offering shares outside the United States, and ABG Sundal Collier Inc., Orion Securities (USA) Inc. and Aton Securities, Inc. (the "U.S. Placing Agents" and together with the International Placing Agents, collectively, the "Placing Agents") are offering shares in the United States. The Company has agreed to indemnify the Placing Agents against certain liabilities including those arising under the United States Securities Act of 1933, as amended. The Placing Agents expect to deliver the shares against payment in United States Dollars to non-U.S. and non-Canadian investors in Oslo, Norway on or about September 22, 2004. See "Plan of Distribution" in this prospectus supplement for further details.
                             ---------------------
     The common stock is listed on the American Stock Exchange under the symbol "CNR" and on the Oslo Stock Exchange under the symbol "CNR." On September 17, 2004, the last reported sale price of the common stock on the American Stock Exchange and on the Oslo Stock Exchange was $0.60 and NOK 4.28 per share, respectively.

      YOU MUST CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE IS-14 OF THIS PROSPECTUS SUPPLEMENT AND ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS.
                      ------------------------------------

                            PRICE US$0.50 PER SHARE
                      ------------------------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Initial price to public.....................................    $0.50     $37,500,000
Placing Agents' commissions.................................    $0.03     $ 2,250,000
Proceeds, before expenses, to CanArgo.......................    $0.47     $35,250,000

                             ---------------------
     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND ANY OTHER SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
     COPIES OF THE DOCUMENTS SPECIFICALLY IDENTIFIED IN THE SECTION IN THE ACCOMPANYING PROSPECTUS ENTITLED "INFORMATION INCORPORATED BY REFERENCE" ARE AVAILABLE UPON REQUEST MADE TO THE COMPANY AT NO CHARGE OR CAN BE OBTAINED FROM THE INTERNET WEBSITE MAINTAINED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV, WHICH CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION THAT WE FILE ELECTRONICALLY. SEE "WHERE YOU CAN FIND MORE INFORMATION" IN THE ACCOMPANYING PROSPECTUS. IN ADDITION, ANY SUPPLEMENTARY INFORMATION REQUIRED TO BE FURNISHED TO PROSPECTIVE INVESTORS UNDER APPLICABLE LOCAL LAWS WILL BE DELIVERED OR MADE AVAILABLE BY THE COMPANY SEPARATELY OR IN CONJUNCTION WITH THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AS MAY BE REQUIRED UNDER SUCH LAWS. NO OFFER OR SALE OF THE SHARES OFFERED HEREBY IS BEING MADE IN ANY JURISDICTION WHERE SUCH OFFERS OR SALES ARE UNLAWFUL.
                             ---------------------

ABG SUNDAL COLLIER NORGE ASA
                     ORION SECURITIES INC.
                                        ATON FINANCIAL HOLDINGS
                                                         TERRA SECURITIES ASA

                Prospectus Supplement dated September 17, 2004.

                             IMPORTANT INFORMATION

     Investors must rely upon their own examination of this prospectus supplement, prospectus and any attached annexes (collectively, the "Offer Document") and should study this Offer Document carefully. Prospective investors should not construe the contents of this Offer Document as legal, accounting or tax advice, or as information necessarily applicable to each investor's particular situation. Each investor should consult its own advisers for independent advice so that a balanced judgment can be made of the Offer and all that is discussed and described in this Offer Document.

     The delivery of this Offer Document shall under no circumstances create any implication that the information about CanArgo or any other matters discussed in this Offer Document is correct as of any time subsequent to its dating. We do not undertake to update this prospectus supplement and accompanying prospectus for any information subsequent to its date, other than to the extent required by applicable law.

     No person has been authorized to give any information or make any representation on behalf of CanArgo not contained in this Offer Document, and if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this Offer Document shall not, under any circumstances, create any implication that there has not been any change in the affairs of CanArgo since the date hereof or that the information in this Offer Document or in the documents referred to herein is correct as of any time subsequent to the dates hereof or thereof.

     Any dispute arising out of, or in connection with this Offer Document shall be governed by the federal securities laws of the United States and settled exclusively by U.S. courts.

TO NORWEGIAN INVESTORS

     A prospectus has not and will not be filed to qualify the public offer and sale of our common stock in Norway. The contents of this Offer Document have not and will not be reviewed by any Norwegian securities regulatory authority. A prospectus in connection with this Offering will be filed and will be subject to approval of the Oslo Stock Exchange before the shares of common stock issued in this Offering may be admitted for listing on such Exchange.

TO CANADIAN INVESTORS

     A prospectus has not and will not be filed to qualify the sale of our common shares in Canada or any Province thereof. Our common shares are not and may not be offered or sold, directly or indirectly, in any Province of Canada or to or for the account of any resident of Canada except pursuant to an exemption from the applicable registration and prospectus filing requirements, and otherwise in compliance with the applicable securities laws and regulations of such Province. The Offer Document is only being, and may only be, distributed to persons in Canada if (i) it is accompanied by a document entitled "Canadian Offering Memorandum" and (ii) if such persons qualify as "accredited investors" under applicable Canadian securities laws.

     The contents of this Offer Document have not been and will not be reviewed or approved by any Canadian securities regulatory authority.

TO UK INVESTORS

     This Offer Document is only being, and may only be, distributed to (i) persons outside the United Kingdom; or to (ii) persons in the United Kingdom who fall within one or more of the categories of persons set out in Article 19 (Investment Professionals) or Article 49 (High Net Worth Companies, unincorporated associates, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended or re-enacted) being persons sufficiently expert or sufficiently substantial to understand the risks involved in entering into an investment of the nature described herein and the investment is only available to such persons (all such persons together being referred to as "relevant persons"). This Offer Document must not be acted on or relied on by persons who are not relevant persons. The contents of this Offer Document have not been approved in accordance with the Financial Services and Markets Act 2000 and neither the London Stock Exchange plc nor any other authority in the United Kingdom has examined or approved this Offer Document.

TO OTHER INVESTORS

     Investors are advised that their ability to accept the Offering may be limited by the laws of their jurisdiction. This Offer does not constitute an offer for securities and is not being made directly or indirectly in any jurisdiction where prohibited by applicable law and this Offer Document and related acceptance form may not be distributed, forwarded or transmitted into or from any jurisdiction where prohibited by applicable law. Furthermore, this Offer does not constitute an offer for securities and is not being made directly or indirectly in Australia or Japan. We will not make any offer to specific persons if such offer requires additional offer documents, regulatory registration or other measures not already required under applicable foreign law, other than to certain U.S. and Canadian holders.

     It may be difficult for non-U.S. holders of common shares to enforce such holders' rights and any claim such holders may have arising under the U.S. federal securities laws, since we are located in a foreign country, and some or all of our officers and directors may be residents of a foreign country.

RISK FACTORS AND FORWARD-LOOKING STATEMENTS

     Prospective investors are advised to consider the information in the prospectus supplement appearing under the section entitled "Cautionary Statement Regarding Forward-Looking Statements" and in the section entitled "Risk Factors" in the Offer Document. We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this Offer Document to reflect new information, future events or otherwise.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary highlights selected information contained in this prospectus supplement and accompanying prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus supplement and attached prospectus and the information incorporated by reference herein carefully, including the "Risk Factors" section. Non-U.S. investors may be delivered additional supplementary information regarding us and the Offering in the form of Annexes to this prospectus supplement and accompanying prospectus to the extent such information is not set forth in the prospectus supplement or accompanying prospectus or is not incorporated by reference herein and is required to be furnished under the laws of the jurisdictions in which such investors may be located. Unless the context requires otherwise, all references to the prospectus supplement and accompanying prospectus includes all such Annexes.

     Unless the context requires otherwise, the references to "we," "us," "our," "the Company," or "CanArgo" refer collectively to CanArgo Energy Corporation and its subsidiaries.

                               OIL AND GAS TERMS


When describing natural gas:        Mcf           =    thousand cubic feet
                                    MMcf          =    million cubic feet
                                    Bcf           =    billion cubic feet
When describing oil:                bbl           =    barrel
                                    Mbbls         =    thousand barrels
                                    MMbbls        =    million barrels
When comparing natural gas to oil:  6 Mcf of gas  =    1 bbl of oil equivalent
                                    Boe           =    barrel of oil equivalent
                                    Mboe          =    thousand barrels of oil equivalent
                                    MMboe         =    million barrels of oil equivalent

                                 ABOUT CANARGO

     We are an independent oil and gas exploration and production company incorporated with limited liability under the laws of the State of Delaware, U.S.A., headquartered in St Peter Port, Guernsey, British Isles, but not regulated in Guernsey, operating in countries which were a part of the former Soviet Union. We operate and carry out our activities as a holding company through a number of subsidiaries and associated or affiliated companies. These companies are generally focused on one of our projects, and this structure assists in maintaining separate cost centers for these different projects. CanArgo and its principal active subsidiaries are as follows:

                                  [FLOWCHART]

     Our principal activities are oil and gas exploration, development and production, principally in the Republic of Georgia, and to a lesser extent in Kazakhstan and Azerbaijan. We direct most of our efforts and resources to the development of the Ninotsminda Field, our recently acquired interest in Samgori Field and our exploration and appraisal program in Georgia. As we own certain drilling rigs and equipment, we also have a secondary interest in the provision of oilfield services to third parties in the oil and gas industry, principally in Georgia. In 2003, 97.2% of our total revenues were from oil and gas sales and 2.8% from oilfield services. Our management and technical staff have substantial experience in our areas of operation. Our principal product is crude oil, and the sale of crude oil is our principal source of revenue.

                                 [MAP GRAPHIC]

     Our oil and natural gas reserves and production have been derived principally through development of the Ninotsminda Field. We typically focus on properties that either offer us existing production as well as additional exploitation opportunities, or exploration prospects which management believes have significant potential. CanArgo has additional exploratory and developmental oil and gas properties and prospects in Georgia and owns interests in other oil and gas projects located in the former Soviet Union. The Company operates in a global market and has an insignificant market share in such market. We believe that our cash flow at current oil prices and current rates of production from operations and our financial resources, including the drawdown on the Standby Equity Distribution Agreement ("Equity Line of Credit") being provided by Cornell Capital Partners, L.P. for up to $20,000,000 as described in our Registration Statement on Form S-3 filed with the SEC on May 6, 2004 (Reg. No. 333-115261), and the receipt of proceeds from the sale of certain non-core assets, will provide us with the ability to complete our near term development program on the Ninotsminda Field and our newly acquired interest in the Samgori Field, while our current exploration drilling program in Georgia is being funded primarily by third parties.

     Our business strategy is focused on the following:

 FURTHER DEVELOPMENT OF EXISTING PROPERTIES

     We intend to further develop our properties that have established oil and gas resources. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, horizontal drilling, utilization of under-balanced and coiled tubing drilling, multilateral drilling, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

 GROWTH THROUGH EXPLOITATION AND EXPLORATION

     We conduct an active technology-driven exploitation and exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis and integration of geological and geophysical data and the interpretation of seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

 PURSUIT OF STRATEGIC ACQUISITIONS

     We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects and seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we leverage existing infrastructure and resources.

     See the accompanying prospectus for additional information regarding our business.

     Our address is P.O. Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles, and our telephone number is +(44) 1481 729 980.

                                  THE OFFERING

COMMON STOCK OFFERED BY THE
COMPANY.......................   Up to 75,000,000 shares ("Offered Shares") in a
                                 global "best efforts, any and all" offering through the Placing Agents (the "Offering").
                                 See "Plan of Distribution." This number
                                 represents approximately 66% of our current outstanding stock.

OFFER PRICE...................   $0.50 per Offered Share

MINIMUM SUBSCRIPTION..........   $60,000 per subscriber (in any case more than
                                 the equivalent in US dollars of Euro 40,000).

AGGREGATE GROSS OFFERING
PROCEEDS......................   Assuming a maximum Offering of $37,500,000

COMMON STOCK TO BE OUTSTANDING
AFTER THE OFFERING............   Up to 189,118,505 shares

USE OF PROCEEDS...............   The proceeds from the subscriptions for the
                                 Offered Shares will be added to working capital and used for general corporate purposes. In particular, we will seek to advance our development, appraisal and exploration programs in the Republic of Georgia. See "Use of Proceeds" for a complete description.

CONDITIONS TO THE COMPLETION
OF THE OFFERING...............   Subscriptions for Offered Shares are contingent
                                 upon: the Registration Statement of which this prospectus supplement and accompanying prospectus forms a part being declared effective; the listing of the Offered Shares on the American Stock Exchange; the approval of the Oslo Stock Exchange to the listing of the Offered Shares on such Exchange; and customary conditions and deliveries.

THE OFFER PERIOD..............   Commencing May 19, 2004 in the United States
                                 and June 29, 2004 outside the U.S. and expiring at 4:00 pm United States Eastern Daylight
                                 Savings Time (10:00 pm, Central European Time)
                                 September 17, 2004 (see "Plan of
                                 Distribution").

SETTLEMENT AND CLOSING DATE...   Settlement of the subscriptions for Offered
                                 Shares sold in the United States and Canada will take place in New York, N.Y. and those sold outside the United States and Canada will take place in Oslo, Norway against payment therefor in United States Dollars at closings expected to occur on or about 10:00 am United
                                 States Eastern Daylight Savings Time (4:00 pm,
                                 Central European Time) September 22, 2004 (the
                                 "Closing Date"). U.S. and Canadian investors will receive stock certificates for their Offered Shares. Non-U.S. and non-Canadian investors will have their Offered Shares registered in book entry form with the Norwegian VPS stock depository system ("VPS
                                 System"). (See "Plan of Distribution").

EXPENSES OF THE OFFERING......   CanArgo has agreed to pay all commissions and
                                 other costs and expenses of the Offering, including without limitation, all expenses of the Placing Agents and all listing, legal, accounting, printing and registration fees, currently estimated at approximately $5 million assuming a maximum Offering. Investors will bear all other costs of the Offering, including, without limitation, all fees and expenses of their attorneys and accountants and other advisors.

LISTING.......................   The Offered Shares subscribed for in the
                                 Offering have been approved for listing on the American Stock Exchange (subject to receipt of official notice of issuance from the Company) and the listing of the Offered Shares on the Oslo Stock Exchange is conditioned upon issue and publication of a prospectus in Norway according to Norwegian Stock Exchange regulations and the Oslo Stock Exchange receiving a customary legal opinion as to the validity of the issuance of the Offered Shares.
                                 Trading is expected to commence within three business days following the Closing Date.

THE AMERICAN STOCK EXCHANGE
SYMBOL........................   CNR

THE OSLO STOCK EXCHANGE
SYMBOL........................   CNR

TAX MATTERS...................   Investors are advised to seek advice from their
                                 own tax consultants in order to determine the particular tax consequences to them attributable to their investment in the Offered
                                 Shares, including, without limitation, the relevance or effect of any domestic or foreign tax laws or treaties. Non-U.S. investors should consider the matters discussed in the section of the prospectus supplement entitled "Certain
                                 United States Federal Tax Considerations to
                                 Non-United States Holders".

     The above information is based on 114,118,505 shares of common stock outstanding as of September 17, 2004.

                              RECENT DEVELOPMENTS

     On February 11, 2004, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to US$20,000,000. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners, L.P. will pay 97% of the lowest volume weighted closing bid price of our common stock on the Oslo Stock Exchange or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of each advance under the Equity Line of Credit. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us and to act as our exclusive placement agent in connection with the Equity Line of Credit pursuant to the Placement Agent Agreement dated February 11, 2004. For its services, Newbridge Securities Corporation received 30,799 restricted shares of our common stock and Cornell Capital Partners, L.P., received 850,000 restricted shares of common stock in three tranches. The shares of common stock issued and to be issued to Newbridge Securities Corporation and Cornell Capital Partners, L.P. will be registered for resale under such Registration Statement.

     In February 2004 we announced that we had obtained governmental regulatory approval to an agreement to obtain 50% of the Contractor's interest in Samgori (Block XI(B)) Production Sharing Contract (the "Samgori PSC") in the Republic of Georgia and a 50% controlling interest in the license holder and operating company for Block XI(B) covering the Samgori, Patardzeuli and South Dome Oil Fields (collectively, the "Samgori Field") from Georgian Oil Samgori Limited ("GOSL"). GOSL is a wholly owned subsidiary of the State Oil Company, Georgian Oil. The other conditions contained in the agreement were satisfied on April 15, 2004 and on April 19, 2004 we announced that we had completed the acquisition.

     Under the terms of an agreement dated January 8, 2004, up to 10 horizontal wells may be drilled on the Samgori Field. We are obliged to fund 100% of the cost of drilling the first well at an anticipated cost of $2,000,000. Thereafter, based on the results of the drilling of the first horizontal well and the decision of CanArgo and GOSL, drilling will be funded jointly by a wholly owned subsidiary of the Company, CanArgo Samgori Limited ("CSL") and GOSL, the Contractor parties, pro rata according to their interest in the Samgori PSC. On August 2, 2004, we commenced drilling a new vertical well on the Field, the S302 well. The total cost to us of participating in the whole program, which is due to be completed within 36 months, is anticipated to be up to $13,500,000. The original Contractor party under the Samgori PSC, National Petroleum Limited ("NPL") has an option to reacquire its Contractor's interest in the Samgori PSC and its 50% interest in the operating company in the event that the agreed work program is not completed by December 2006. Furthermore, NPL has outstanding costs and expenses of approximately $37,000,000 (of which $33,936,279 is currently approved by Georgian Oil, the remainder being subject to audit) in relation to the Samgori PSC which are recoverable by NPL receiving 30% of annual net profits from the Field (assuming that there is an annual net profit) before any payments to the Contractor parties until such costs have been fully paid. After NPL's costs are repaid from either Field production or other production covered under the Samgori PSC (in the event that new fields are developed in areas identified by using seismic surveys originally performed by
NPL), NPL shall continue to receive 5% of annual net profits from the Field.

     Under the Samgori PSC, up to 50% of petroleum produced under the contract is allocated to the Contractor parties for the recovery of the cumulative allowable capital, operating and other project costs associated with the Samgori Field and exploration in Block XI(B) ("Cost Recovery"). The Cost Recovery pool includes the approximately $37,000,000 in costs previously incurred by NPL. The balance of production ("Profit Oil") is allocated on a 50/50 basis between the State and the Contractor parties, respectively. While GOSL and CSL continue to have unrecovered costs, they will receive 75% of total production (net 37.5% to us). After recovery of their cumulative capital, operating and other allowable project costs including the NPL costs, the Contractor parties will receive 30% of Profit Oil (net 15% to us). The allocation of a share of production to the State, however, relieves the Contractor parties of all obligations they would otherwise have to pay the Republic of Georgia for taxes, duties and levies related to activities covered by the Samgori PSC.

     Under the Samgori PSC, Georgian Oil as the State representative in the contract is entitled to receive up to 250,000 tons (approximately 1.6 million barrels) of oil ("Base Level Oil") from a maximum of 50% per calendar quarter of production when the value of the cumulative Cost Recovery Oil (production used for Cost Recovery), cumulative Profit Oil and cumulative Profit Natural Gas (as such term is defined in the Samgori PSC) delivered to the Contractor parties exceeds the cumulative allowable capital, operating and other project costs including finance costs associated with the Samgori Field and exploration in Block XI(B) and the NPL costs. While Base Level Oil is being delivered to Georgian Oil, the Contractor parties will continue to be entitled to a maximum of 50% of the remaining Profit Oil. The Base Level Oil is an estimate of the amount of oil that Georgian Oil would have expected to produce from the contract area had the State not come to a contractual arrangement with NPL in 1996.

     Upon completion of the acquisition of an interest in the Samgori PSC we had a contractual obligation to issue 4 million shares of CanArgo Common Stock to Europa Oil Services Limited ("Europa"), an unaffiliated British Virgin Islands company in connection with a consultancy agreement with Europa in relation to this acquisition. On April 16, 2004, Europa was issued 4 million restricted shares of CanArgo common stock in an arms length transaction. A further 12 million shares of CanArgo Common Stock are issuable upon certain production targets being met from future developments under the Samgori PSC. The common stock to be issued to Europa has been included in our Registration Statement filed on May 6, 2004.

     On March 23, 2004, we held a special meeting of stockholders at which stockholders approved an increase in the number of shares of common stock that the Company is authorized to issue from 150,000,000 to 300,000,000 shares.

     On April 1, 2004 one of our subsidiaries, Ninotsminda Oil Company Limited ("NOC") entered into a new 12-month crude oil sales agreement with an existing buyer, Sveti Limited, for the sale of up to 7,500 metric tonnes (approximately 57,000 barrels) of oil per month ("Sveti Agreement"). The Sveti Agreement replaces two existing crude oil sales agreements pursuant to which Sveti Limited had provided $2.3 million security for the right to lift oil under such agreements (the "Security Payment"). The Security Payment is extended to the new Sveti Agreement where it remains at NOC's disposal for the contract period. At the end of the 12 months, the Security Payment will be repaid through the delivery of additional crude oil equal to the value of the security.

     On April 21, 2004, the common stock began trading on the American Stock Exchange under the symbol "CNR".

     On April 26, 2004, we entered into a loan and warrant agreement with an unaffiliated party, Salahi Ozturk in an arms length transaction. Upon execution of the agreement, Mr. Ozturk advanced us a loan of $1,000,000 which was drawn down on May 12, 2004 in one tranche, for the purpose of funding our short-term working capital requirements including the acquisition of long lead equipment. Interest is payable on the loan at the rate of 7.5% per annum. The term of the loan was 6 months from the date of draw down. However, in the event that we raise in excess of $10 million by way of an equity offering then the loan is repayable within 7 days of receipt by us of the proceeds of the offering. In consideration for Mr Ozturk advancing the loan, we have a contractual obligation to issue to Mr Ozturk a warrant to subscribe for 1,000,000 shares of CanArgo common stock at an exercise price of $1.05 per share, subject to customary anti-dilution adjustments. Mr Ozturk can exercise the warrant at any time, for the period of 5 years from the date of the agreement. As at August 19, 2004, the warrants have been issued but remain unexercised. We subsequently entered into a further agreement with Mr. Ozturk on August 15, 2004 which amended some of the terms of this loan and warrant agreement. The amendments are described below.

     On April 29, 2004, we entered into a further loan and warrant agreement with CA Fiduciary Services Limited, as Settlement Trustees of The SP525A Settlement ("CA Fiduciary"), an unaffiliated party in an arms length transaction. Upon execution of the agreement, CA Fiduciary has an obligation to advance to us a loan of L170,000 (approximately $307,000) to be drawn down in one tranche, for the purpose of funding our short-term working capital requirements including the acquisition of long lead equipment. Interest is payable on the loan at a rate of 7.5% per annum. The term of the loan is 6 months from the date of draw down. However, in the event that we raise in excess of $10 million by way of an equity offering then the loan is repayable within 7 days of receipt by us of the proceeds of the offering. In consideration for CA Fiduciary advancing the loan, we have a contractual obligation to issue to CA Fiduciary a warrant to subscribe for 300,000 shares of CanArgo common stock at an exercise price of $1.05 per share. CA Fiduciary can exercise the warrant at any time, for the period of 5 years from the date of the agreement. As at August 19, 2004, the warrants have been issued but remain unexercised.

     On May 5, 2004, the Sveti Agreement was terminated and a new agreement was concluded with another party, Primrose Financial Group, on the same terms and conditions with the exception that the monthly quantity was increased to 8,400 metric tonnes (approximately 64,000 barrels) of oil per month (the "PFG Agreement"). In accordance with the termination agreement, the Security Payment shall be deemed to be a deposit payment made in favor of NOC under the terms of the PFG Agreement and shall be repaid in oil at the end of the contract period which will be March 2005. The security payment remains at NOC's disposal for the contract period.

     On May 18, 2004, we held our annual meeting of stockholders at which: the incumbent board of directors consisting of David Robson, the Chairman, President and Chief Executive Officer, and Vincent McDonnell, the Chief Financial Officer of the Company, respectively, and Messrs. Russ Hammond, Nils Trulsvik and Michael Ayre, independent directors, were re-elected; the Company's 2004 Long Term Stock Incentive Plan was approved; and the selection of L J Soldinger Associates LLC as the Company's auditors for the 2004 fiscal year was ratified.

     On May 19, 2004, we signed a promissory note with Cornell Capital Partners, L.P. whereby Cornell Capital Partners, L.P. agreed to advance us the sum of $1,500,000. This amount shall be payable on the earlier of 180 days from the date of the promissory note or within 60 days from the date that the Registration Statement on Form S-3 filed with the SEC on May 6, 2004 (Reg. No. 333-115261) is declared effective. If the promissory note is not repaid in full when due, interest shall accrue on the outstanding principal owing at the rate of twelve percent (12%) per annum. At Cornell Capital Partners, L.P.'s option any such interest due shall be paid either in shares of our common stock or in cash. We shall pay to Cornell Capital Partners, L.P. a commitment fee of five per cent (5%) of the principal amount of the promissory note which shall be set-off against the first $75,000 of fees payable by us to Cornell Capital Partners, L.P. under the Equity Line of Credit. The promissory note will become immediately due and payable upon the occurrence of any of the following: (i) failure to pay the amount of any principal or interest when due under the promissory note; (ii) any proceedings under any bankruptcy laws of the United States of America or under any insolvency, reorganization, receivership, readjustment of debt, dissolution, liquidation or any similar law or statute of any jurisdiction is filed by or against us for all or any part of our property. The proceeds of the advance from Cornell Capital Partners, L.P. will be used by us to order long lead items for our drilling program in Georgia and for working capital purposes. In the event the Registration Statement is declared effective, we may use the net proceeds to be received by us pursuant to takedown under the Standby Equity Distribution Agreement dated February 11, 2004 or we may use a portion of the net proceeds of this offering to repay the promissory note. In addition, we have the option to repay the note at any time in cash.

     On May 28, 2004 we held a special meeting of stockholders at which our stockholders approved a proposal authorizing us to issue up to 75 million shares of common stock being offered hereunder.

     Also on May 28 we announced that pursuant to a signed agreement between CanArgo Acquisition Corporation, our wholly owned subsidiary, and Stanhope Solutions Ltd., we had completed a transaction to sell our interest in the Bugruvativske Field in Ukraine by disposing of our wholly owned subsidiary Lateral Vector Resources, Inc. for $2 million. We received $250,000 as an initial payment and will receive the remaining $1,750,000 based upon certain production targets being achieved on the project.

     On June 2, 2004, we announced that we had signed a contract with WEUS Holding Inc., a subsidiary of Weatherford International, Ltd., for Weatherford to supply Under Balanced Coiled Tubing Drilling ("UBCTD") services to our projects in Georgia ("WEUS Contract").

     Under the terms of the WEUS Contract, Weatherford will supply and operate a UBCTD unit to be used on a program of up to 15 horizontal wellbores on our Ninotsminda and Samgori Fields in Georgia. In addition the unit will be used to deepen and test our recent Manavi M11 Cretaceous oil discovery. Once the equipment has been mobilized under the terms of the WEUS Contract, we will be committed to a two well drilling program.

     On June 8, 2004, we announced that we had finalized the registration of an interest in BN Munai LLP in Kazakhstan. The interest was acquired through an associated company, Tethys Petroleum Investments Limited ("TPI") in which we are currently a 45% shareholder. The transaction resulted in, TPI's wholly owned subsidiary, Tethys Kazakhstan Limited, becoming officially registered as the owner of a 70% interest in BN Munai LLP.

     On June 22, 2004, we announced that Ninotsminda Oil Company Limited had signed a contract with Great Wall Drilling Company ("GWDC") of China to supply drilling services for the drilling of the first appraisal well (M12) on the Manavi discovery in Georgia with an option to drill further wells. Under the terms of the contract, GWDC will provide a modern 2,000 hp self-powered drilling rig equipped with "top drive" and triplex mud pumps together with drilling services.

     On August 13, 2004, we entered into a further agreement with Mr. Salahi Ozturk. Under the agreement, Mr Ozturk agreed to advance us a further loan in the sum of $1,000,000 as soon as practicable (the "Additional Loan") and agreed to amend the terms of his original loan and warrant agreement with us dated April 26, 2004 (the "Original Loan") pursuant to the terms of an amended and restated loan and warrant agreement ("Amended Agreement"). We entered into the Amended Agreement with Mr. Ozturk on August 27, 2004.

     The Additional Loan is repayable two years and one day from the date of the Amended Agreement unless it has previously been converted. Corporate finance fees of $50,000 are payable in respect of the Additional Loan. Interest is payable on the Additional Loan at a rate of 7.5% per annum. The first interest payment date is December 31, 2004 and shall include interest on the Original Loan for the period from April 26, 2004 until December 31, 2004 and interest on the Additional Loan for the period from August 27, 2004 until such first interest payment date. The Additional Loan is convertible into shares of common stock ("Conversion Stock") at a price of $0.69 per share, subject to customary anti-dilution adjustments, which is equivalent to a premium of 15% above the market price of $.60 in effect when the agreement was reached. The Company has the option to force conversion of the Additional Loan if the Company's share price exceeds 160% of $0.60 (or $0.96 per share) for a period of 20 consecutive trading days. No conversion is possible for a period of one year from the date of the Amended Agreement.

     Under the terms of the Amended Agreement, in consideration for Mr. Ozturk advancing the two loans, we have issued to him a new replacement warrant to subscribe for 2,000,000 shares of common stock at an exercise price of 5% above the market price of $0.60 (or $.63 per share), subject to customary anti-dilution adjustments, and the original warrant to subscribe for 1,000,000 shares of CanArgo common stock at an exercise price of $1.05 issued in April 2004 has been cancelled. The new warrant is exercisable for a period of 4 years commencing one year from the date of the Amended Agreement. The warrants are transferable only to non-US persons and may only be exercised outside the US. The warrant, the shares of common stock issuable upon exercise of the warrant and the shares of Conversion Stock will be "restricted securities" as defined in Rule 144 under the Securities Act and will be issued in transactions intended to qualify for the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation S promulgated under the Act.

     The term of the Original Loan entered into in April 2004 is extended to one year and one day from the date of the Amended Agreement. However, in the event that we raise in excess of $10 million by way of an equity offering then the Original Loan is repayable within 7 days of us receiving the proceeds of the offering. Under the terms of the Amended Agreement, we undertake to use our reasonable endeavors to procure the registration for resale of the Conversion Stock. We further undertook to ensure that the shares of our common stock issued upon exercise of the warrants are freely tradeable and are not restricted at the date of issue. In the event that this is not possible, we undertake to use our best efforts to register for resale such restricted stock under the Securities Act as soon as possible. While the Original Loan is outstanding, the Company will deliver or procure the delivery of a lien over 50% of the revenues received by us through our subsidiary, Ninotsminda Oil Company Limited (or the CanArgo subsidiary holding the interest in the oil sales contract), from the sale of its Profit Oil as defined in the production sharing contract for the Ninotsminda Field to Mr. Ozturk as collateral security for his Original Loan.

                      SUMMARY FINANCIAL AND OPERATING DATA

     We have provided in the tables below our selected financial and operating data. The financial information for each of the years in the five-year period ended December 31, 2003 has been derived from our audited financial statements. The financial information for the three-month and six-month periods ended June 30, 2004 and 2003 and as at June 30, 2004 has been derived from our unaudited financial statements. You should read the following financial information in conjunction with our consolidated financial statements and related notes that we have incorporated by reference in the accompanying prospectus.

                                                   YEAR ENDED DECEMBER 31,
                             --------------------------------------------------------------------
                                 2003          2002          2001          2000          1999
                             ------------   -----------   -----------   -----------   -----------
                                             (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues.............  $      8,105   $     5,486   $     4,575   $     7,010   $     2,783
Net loss from continuing
  operations...............          (756)       (5,478)      (11,313)       (2,401)       (8,119)
Loss attributable to common
  stock....................        (7,322)       (5,328)      (13,218)       (2,151)       (8,473)
Net loss from continuing
  operations per common
  share
  Basic....................         (0.01)        (0.06)        (0.14)        (0.04)        (0.31)
  Diluted..................         (0.01)        (0.06)        (0.14)        (0.04)        (0.31)
Net cash provided by (used
  in) operating
  activities...............  $      4,431   $     1,635   $    (6,289)  $     7,881   $    (1,210)
BALANCE SHEET DATA (AT YEAR
  END):
Working capital............  $      3,235   $    10,646   $    14,590   $    23,315   $     2,729
Total assets...............  $     74,015   $    70,736   $    70,312   $    82,849   $    43,948
Long-term debt(a)..........  $      2,816   $       891   $       514   $        --   $        --
Shareholders' equity.......  $     56,708   $    62,105   $    65,800   $    72,426   $    37,863
Common shares issued and
  issuable at end of
  year.....................   105,617,988    97,356,206    92,008,446    75,950,681    37,352,922

------------
(a) Included in "Liabilities held for sale" in our annual financial statements included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003.

                                                          THREE MONTHS         SIX MONTHS ENDED
                                                         ENDED JUNE 30,            JUNE 30,
                                                          (UNAUDITED)            (UNAUDITED)
                                                      --------------------   --------------------
                                                        2004        2003       2004       2003
                                                      ---------   --------   --------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues.....................................    $ 2,079     $1,860     $5,439     $ 3,001
Net income (loss)..................................    $(1,448)    $ (104)    $   74     $(1,011)
Income (loss) attributable to common stock.........    $(1,448)    $ (104)    $   74     $(1,011)
Net income (loss) per common share
  Basic............................................    $ (0.01)    $ 0.00     $ 0.00     $ (0.01)
  Diluted..........................................    $ (0.01)    $ 0.00     $ 0.00     $ (0.01)

                                                          JUNE 30, 2004   DECEMBER 31, 2003
                                                           (UNAUDITED)        (AUDITED)
                                                          -------------   -----------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
BALANCE SHEET DATA:
Total debt -- continuing operations....................   $      2,146      $          0
Total debt -- held for sale............................   $      4,657      $      3,876
Shareholders' equity...................................   $     62,504      $     56,708
Common shares issued and issuable at end of period.....    113,707,089       105,617,988

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                2003      2002      2001      2000      1999
                                               ------   --------   -------   -------   -------
OPERATING DATA:
Gross Proved Reserves at December 31(1):
  Oil (Mbbls)(2).............................   6,762      4,150     5,061    18,300    18,800
  Natural Gas (Bcf)..........................   2,985      8,048    16,751    45,000    35,275
     Total Gross Proved Reserves (Mboe)(3)...   7,260      5,491     7,853    25,800    24,679
       Reserve Replacement Ratio(4)..........    (381)%     (394)%  (1,601)%     743%    1,473%
  Reserve Life (years)(5)....................     9.4       12.9      10.6      27.3      80.0
  Finding and Development Costs per
     boe(3)(6)...............................  $ 2.88   $ (12.62)  $ (1.89)  $  3.28   $  1.19
Average Daily Production:
  Oil (bbls/day)(2)..........................   1,905        801     1,133     1,312     1,138
  Natural Gas (MMcf/day).....................     109        212     1,110       722     1,146
     Total Production (boe/day)(3)...........   1,923        836     1,318     1,432     1,329
Average Production Costs per boe(3)..........  $ 1.50   $   5.04   $  3.26   $  2.46   $  2.19

---------------

(1) Our oil and gas reserves are attributable to our interest under the Ninotsminda Production Sharing Contract ("Ninotsminda PSC") in Georgia where we have 100% interest in the Contractor's share. Under the Ninotsminda PSC, up to 50% of petroleum produced under the contract ("Production") is allocated to Ninotsminda Oil Company ("NOC") for the recovery of the cumulative allowable capital, operating and other project costs associated with the Ninotsminda Field and exploration in Block XI(E). NOC pays 100% of the costs incurred in the project as the sole contractor party under the Ninotsminda PSC. The balance of Production is allocated on a 70/30 basis between Georgian Oil and NOC respectively. While NOC continues to have unrecovered costs, it will receive 65% of Production (profit petroleum). After recovery of its cumulative capital, operating and other allowable project costs, NOC will receive 30% of Production. Thus, while NOC is responsible for all of the costs associated with the Ninotsminda PSC, it is only entitled to receive 30% of Production after cost recovery. The allocation of a share of Production to Georgian Oil, however, relieves NOC of all obligations it would otherwise have to pay the Republic of Georgia for taxes, duties and levies related to activities covered by the Ninotsminda PSC. Georgian Oil and NOC take their respective shares of oil production in kind, and they market their oil independently, however gas is marketed jointly.

(2) Includes crude oil, condensate and natural gas liquids.

(3) 6 Mcf of natural gas = 1 boe.

(4) Total reserve additions for the year, including revisions and net of property sales, divided by annual production.

(5) Total proved reserves at year-end divided by annual production.

(6) Total capitalized costs incurred for the year, excluding capitalized interest and property sales, divided by total reserve additions for the year, including revisions.

                                  RISK FACTORS

     An investment in our common stock is subject to significant risks and uncertainties which may result in a loss of all or a part of your investment. You should carefully consider the risks described below, as well as the risks set forth in the accompanying prospectus and all other information contained or incorporated by reference in this prospectus supplement and any applicable prospectus supplements, before investing in our common stock. The risks described below and in the accompanying prospectus are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the price of our shares.

WE HAVE EXPERIENCED LOSSES FROM OPERATIONS.

     We have experienced recurring losses. For the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999, we recorded net losses of $7,322,000,
$5,328,000, $13,218,000, $2,151,000 and $8,473,000, respectively. The loss in
2003 included a writedown in our carrying value of the Bugruvativske Field in Ukraine of $4,790,000 to reflect the estimated recoverable amount from disposal, a write-off of the $1,275,000 debit balance in minority interest in Georgian American Oil Refinery ("GAOR") due to a change in the intentions of our minority interest owner and plan to dispose of the asset, and a generator unit was impaired by $80,000 to reflect its fair value less cost to sell. Impairments of oil and gas properties, ventures and other assets in prior years include writedowns of $1,600,000 in 2002, $11,160,000 in 2001, $0 in 2000 and $5,694,000
in 1999. No assurance can be given, however, that we will not experience operating losses or additional writedowns in the future.

OUR ABILITY TO PURSUE OUR ACTIVITIES IS DEPENDENT ON OUR ABILITY TO GENERATE CASH FLOWS.

     Our ability to continue to pursue our principal activities of acquiring interests in and developing oil and gas fields is dependent upon reducing costs, generating funds from internal sources including the sale of certain non-core assets, external sources and, ultimately, maintaining sufficient positive cash flows from operating activities.

     Our financial statements have been prepared on a basis which assumes that operating cash flows are realized and/or proceeds from additional financings and/or the sale of non-core assets are received to meet our cash flow needs. If these operating cash flows are not realized, or proceeds of additional financings, and in particular the final $114,000 payment plus accrued interest from the sale of our interest in CanArgo Standard Oil Products Limited, are not received, or the SEC fails to declare effective our Registration Statement on Form S-3 filed on May 6, 2004 for the issuance of our common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit Agreement signed February 11, 2004 for up $20,000,000, adjustments may have to be made to our business plan which will limit our development and exploration activities. Based upon the current level of operations, we believe that our cash flow from operations as well as borrowing capabilities will be adequate to meet our anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the next twelve months.

     Development of the oil and gas properties and ventures in which we have interests involves multi-year efforts and substantial cash expenditures. Full development of these properties will require the availability of substantial funds from internal and/or external sources. No assurance can be given that we will be able to secure such funds or, if available, such funds can be obtained on commercially reasonable terms.

OUR CURRENT OPERATIONS ARE DEPENDENT ON THE SUCCESS OF THE NINOTSMINDA AND SAMGORI FIELDS AND OUR GEORGIAN EXPLORATION ACTIVITIES.

     To date, we have directed substantially all of our efforts and most of our available funds to the development of the Ninotsminda Field in the Republic of Georgia, exploration in that area and some ancillary activities closely related to the Ninotsminda Field project. This decision is based on management's assessment of the promise of the Ninotsminda Field area. However, our focus on the Ninotsminda Field has over the past several years resulted in overall losses for us and we only achieved profitability in the last quarter of 2003. We cannot assure investors that the exploration and development plans for the Ninotsminda Field will be successful. For example, the Ninotsminda Field may not produce sufficient quantities of oil and gas and at sufficient rates to justify the investment we have made and are planning to make in the Field, and we may not be able to produce the oil and gas at a sufficiently low cost or to market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit. Furthermore, the maintenance of production levels from the Ninotsminda Field is subject to regular workover operations on the wells due to the friable nature of the reservoir and the need to remove sediment build-up from the production interval. Such operations will add additional costs and may not always be successful. In April 2004, we announced that we had concluded the acquisition of a 50% interest in Samgori (Block XI(B)) Production Sharing Contract (the "Samgori PSC") in the Republic of Georgia. While management believes that this Production Sharing Contract area, which includes the Samgori, Patardzeuli and South Dome Oil Fields (collectively, the "Samgori Field"), could provide a significant opportunity for CanArgo, both for short-term oil development and for exploration upside, we cannot assure investors that the development and appraisal plans for the Samgori Field and license area will be successful. Our Georgian exploration program is an important factor for future success, and this program may not be successful, as it carries substantial risk. See "Our oil and gas activities involve risks, many of which are beyond our control" at page 6 in the accompanying prospectus for a description of a number of these potential risks and losses. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

OUR OPERATION OF THE NINOTSMINDA FIELD AND SAMGORI FIELD IS GOVERNED BY PRODUCTION SHARING CONTRACTS WHICH MAY BE SUBJECT TO CERTAIN LEGAL UNCERTAINTIES.

     Our principal business and assets are derived from production sharing contracts in the Republic of Georgia. The legislative and procedural regimes governing production sharing agreements and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties. Our production sharing agreements and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not, as yet, been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts.

LIMITED TRADING VOLUME IN OUR COMMON STOCK MAY CONTRIBUTE TO PRICE VOLATILITY.

     Our common stock was only recently listed for trading on the American Stock Exchange. Prior to the listing on the American Stock Exchange, our stock was traded on the Over the Counter Bulletin Board ("OTCBB") in the United States and on the Oslo Stock Exchange. Following the listing on the American Stock Exchange, our stock is traded both on the American Stock Exchange and on the Oslo Stock Exchange. During the twelve months ended December 31, 2003, the average daily trading volume for our common stock on the Oslo Stock Exchange as reported by Yahoo was 1,226,611 shares and on the OTCBB as reported by Bloomberg was 65,874 shares. Even if we achieve a wider dissemination as to the shares offered by us, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

THE PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO WIDE FLUCTUATIONS.

     The market price of our common stock could be subject to wide fluctuations in response to quarterly variations in our results of operations, changes in earnings estimates by analysts, changing conditions in the oil and gas industry or changes in general market, economic or political conditions.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We have not paid any cash dividends to date on the common stock and there are no plans for such dividend payments in the foreseeable future.

WE HAVE A SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE.

     At September 17, 2004, we had 114,118,505 shares of common stock outstanding of which 320,210 shares were held by affiliates. In addition, at September 17, 2004, we had 46,085 shares issuable upon exchange of CanArgo Oil & Gas Inc. Exchangeable Shares without receipt of further consideration, 4,474,833 shares of common stock subject to outstanding options granted under certain stock option plans (of which 4,294,833 shares were vested at September 17, 2004), 2,550,000 shares issuable upon exercise of outstanding warrants and up to 10,663,419 shares of common stock reserved for issuance under our existing option plans and up to 38,187,500 shares reserved for issuance in connection with certain existing contractual arrangements, including 23,000,000 shares issued pursuant to an Equity Line of Credit, entered into in February 2004 with Cornell Capital Partners, L.P. All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933, as amended. The shares of common stock issuable upon exercise of the stock options have been or will be registered under the Securities Act. In addition, an aggregate of 33,410,074 shares of common stock issued and issuable pursuant to certain contractual arrangements, including under the Equity Line of Credit, are subject to certain registration rights and, therefore, will be eligible for resale in the public market after a registration statement covering such shares has been declared effective. Sales of shares of common stock under Rule 144 or pursuant to a registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of its equity securities. For a description of the Equity Line of Credit you should see the discussion in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003, which is incorporated by reference herein and in our Registration Statement filed on May 6, 2004.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING AND MAY EXPERIENCE ADDITIONAL DILUTION IN THE FUTURE.

     As of September 17, 2004 there were (a) an aggregate of 55,875,752 shares of common stock reserved for issuance pursuant to certain issued and outstanding options and warrants and certain existing contractual arrangements, including the Equity Line of Credit, and (b) 46,085 shares of common stock issuable upon the exchange of the CanArgo Oil & Gas Inc. Exchangeable Shares. Any exercise of such options and warrants, as well as any issuances pursuant to such contractual arrangements and upon exchange of the Exchangeable Shares, will take place at a time when we would be able, in all likelihood, to obtain funds from the sale of our common stock at prices higher than the exercise or issuance price thereof. In addition, we are offering up to an additional 75,000,000 shares of common stock in the Offering or approximately 66% of our outstanding shares of common stock. As a result, investors in the Offered Shares may incur substantial dilution of their investment as the issuance of such a significant number of additional securities, or even the possibility thereof, may depress the market price of such securities. Furthermore, the options and warrants and certain of the contractual arrangements contain provisions providing for adjustment of the exercise or issue price and the number of securities issuable upon the exercise thereof. The issuance and sale of the shares of common stock upon the exercise of all or a portion of the outstanding options and warrants, or pursuant to existing contractual arrangements or upon exchange of the Exchangeable Shares may result in a significant increase in the number of shares of common stock that will be traded on the American Stock Exchange and the Oslo Stock Exchange and, accordingly, may have an adverse effect on the price of the common stock. In addition, investors will be subject to immediate dilution in the net tangible book value per share immediately after the Offering is concluded. Finally, we may also acquire other companies or properties or finance operations in the future by issuing equity, which may result in additional dilution. See "Dilution".

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, including the attached prospectus and the documents that are incorporated by reference as set forth herein under the section entitled "Information Incorporated by Reference," contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "hope," "may" and similar expressions, as well as "will," "shall" and other indications of future tense, are intended to identify forward-looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in the section entitled "Risk Factors." You are cautioned not to place undue reliance on the forward-looking statements.

     Few of the forward-looking statements in this prospectus supplement and our accompanying prospectus, including the documents that are incorporated by reference, deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have interests that do not coincide with ours and may conflict with our interests. Unless the third parties and we are able to compromise their various objectives in a mutually acceptable manner, agreements and arrangements will not be consummated.

     Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

     - the market prices of oil and gas;

     - uncertainty of drilling results, reserve estimates and reserve replacement;

     - operating uncertainties and hazards;

     - economic and competitive conditions;

     - natural disasters and other changes in business conditions;

     - inflation rates;

     - legislative and regulatory uncertainties and changes;

     - financial market conditions;

     - accuracy, completeness and veracity of information received from third parties;

     - wars and acts of terrorism or sabotage;

     - political and economic uncertainties of foreign governments; and

     - future business decisions.

     In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur or might not occur as anticipated. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     Assuming a maximum Offering, we expect the net proceeds from this Offering to be approximately $35 million, after deducting commissions payable to the Placing Agents and estimated expenses of the Offering that we will pay. We will add the net proceeds to working capital and use them for general corporate purposes. In particular, we expect to use the net proceeds from this Offering, together with existing available funds, to fund primarily the development of our Georgian assets, including the appraisal of the recent Manavi discovery and the implementation of a planned horizontal development program of up to 15 wells on our Ninotsminda Field and the recently acquired Samgori Field. We may also fund further acquisitions, although no material acquisitions are probable at this time, and use a portion of the net proceeds to repay outstanding indebtedness, including amounts owed Cornell Capital Partners, L.P. under a promissory note dated May 19, 2004. Depending on the level of funds which we raise from the Offering, we expect to prioritize the use of funds as outlined in the following table:

                                                              LEVEL OF FUNDS
USE OF FUNDS                                                     OBTAINED
------------                                                  ---------------
                                                               ($ MILLIONS)
                                                               40    30    20
Ninotsminda Development.....................................    9   7.5     5
Samgori Development.........................................    9   7.5     5
Manavi Appraisal/Development................................   15    15    10
Other Appraisals Georgian Properties........................    4    --    --
Capital and Other Items.....................................    3    --    --

     While we may use an unspecified portion of the net proceeds to acquire additional property interests, equipment or companies that complement our business, we have no current plans, agreements or commitments with respect to these matters.

     The timing, nature and amount of our actual expenditures will depend upon numerous factors, including the amount of net proceeds we receive from the Offering, the results of our appraisal and development activities, unforeseen business opportunities and operational problems that may arise, as well as the amount of cash, if any, generated by our operations. We will retain broad discretion in the allocation and use of the net proceeds of the Offering. We currently intend to invest the funds in short-term, investment grade, interest-bearing securities until such time as funds are needed in our operations.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 2004:

     - our actual capitalization; and

     - our as-adjusted capitalization showing the effects of our receipt of the estimated net proceeds of $37,500,000 less underwriting commissions of $2,250,000 and estimated other expenses of the Offering of $2,000,000, which results in our receipt of the estimated net proceeds of $33,250,000 from the sale of the shares we are selling in this Offering and the repayment of $1,306,000 of current and long-term debt from continuing operations.

                                                                    JUNE 30, 2004
                                                              -------------------------
                                                                             PRO FORMA
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
TOTAL DEBT:
  Current debt -- continuing operations.....................  $     2,146          840
  Current and long term debt -- discontinued operations.....  $     4,657        4,657
                                                              -----------    ---------
Total debt..................................................  $     6,803        5,497
STOCKHOLDERS' EQUITY:
  Common stock, par value $0.10; authorized -- 300,000,000
     shares; actual shares issued and
     outstanding -- 113,707,089; pro forma shares issued and
     outstanding -- 188,707,089.............................  $    11,371       18,871
  Capital in excess of par value............................  $   151,095      176,845
  Accumulated other comprehensive income....................  $        73           73
  Accumulated deficit.......................................  $  (100,035)    (100,035)
                                                              -----------    ---------
Total stockholders' equity..................................  $    62,504       95,754
                                                              -----------    ---------
TOTAL CAPITALIZATION........................................  $    69,307      101,250
                                                              ===========    =========

                                    DILUTION

     At June 30, 2004, our net tangible book value was approximately $61.4 million or $0.54 per share of common stock. Our net tangible book value per share represents the amount of our total tangible assets less the amount of total liabilities, divided by the number of shares of common stock outstanding. Without giving effect to any changes in net tangible book value after June 30, 2004, other than the sale of the shares offered hereby and receipt of the net proceeds therefrom, our net tangible book value at June 30, 2004 would have been approximately $94.6 million or $0.50 per share. This represents an immediate decrease in net tangible book value of $0.04 per share of common stock held by our existing stockholders and an immediate dilution of $0.00 per share to new investors purchasing shares at the public offering price. The following table illustrates the dilution in net tangible book value per share to new investors as of June 30, 2004.

Assumed public offering price per share.....................  $0.50
Net tangible book value per share before Offering...........  $0.54
Decrease in net tangible book value per share attributable    $0.04
  to the Offering...........................................
Pro forma net tangible book value per share after the         $0.50
  Offering..................................................
Dilution per share to new investors.........................  $0.00

     The foregoing table assumes no exercise of any outstanding options or warrants or issuances of common stock pursuant to existing contractual arrangements or in exchange for CanArgo Oil & Gas Inc. Exchangeable Shares. To the extent such options and warrants are exercised or additional shares issued at prices lower than the public offering price, there will be further dilution to new investors.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     CanArgo is listed on the American Stock Exchange ("AMEX") where our common stock trades under the symbol "CNR" and on the Oslo Stock Exchange ("OSE") where our common stock trades under the symbol "CNR." Until April 21, 2004 our common stock traded on the OTCBB under the symbol "GUSH".

     The following table sets forth the high and low sales prices of the common stock on the OSE and the high and low bid prices on the OTCBB for the periods indicated. Average daily trading volume on these markets during these periods is also provided. OTCBB data is provided by the NASDAQ Trading and Market Services and/or published financial sources and OSE and AMEX data are derived from published financial sources. The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transactions. Sales prices on the OSE were converted from Norwegian kroner into United States dollars on the basis of the daily exchange rate for buying United States dollars with Norwegian kroner announced by the central bank of Norway as of the last day of each quarter. Prices in Norwegian kroner are denominated in "NOK." For historical price verification in Norway please see http://ose.no or http://uk.table.finance.yahoo.com/k?s=CNR&g=d and for exchange rate conversion $/NOK for the corresponding dates please see www.oanda.com/convert/ fxhistory.

                                                OTCBB                     OSE
                                        ---------------------   -----------------------
                                                      AVERAGE                  AVERAGE
                                                       DAILY                    DAILY
FISCAL QUARTER ENDED                    HIGH   LOW    VOLUME    HIGH   LOW     VOLUME
--------------------                    ----   ----   -------   ----   ----   ---------
March 31, 2002........................  0.36   0.26    32,697   0.36   0.25     550,687
June 30, 2002.........................  0.38   0.19     3,508   0.32   0.14     250,000
September 30, 2002....................  0.20   0.05     9,156   0.20   0.05     256,500
December 31, 2002.....................  0.15   0.04    29,404   0.08   0.04     712,500
March 31, 2003........................  0.11   0.03    35,575   0.06   0.04     273,079
June 30, 2003.........................  0.22   0.05    41,739   0.24   0.05   1,127,948
September 30, 2003....................  0.47   0.10    29,714   0.49   0.16   1,936,776
December 31, 2003.....................  0.69   0.26   107,109   0.54   0.27   1,582,019
March 31, 2004........................  1.22   0.48   719,195   1.22   0.44   6,378,789
June 30, 2004.........................                          1.04   0.66   2,234,149

     We began trading on AMEX on April 21, 2004 and as such it is not possible to provide highest and lowest prices for our stock for a complete quarter. For the period from April 21, 2004 until June 30, 2004 the average daily volume of our stock on AMEX was 150,941. The highest and lowest prices for our stock during this period were $1.04 and $0.57, respectively.

     At September 17, 2004, the closing price of our common stock on the OSE and AMEX was NOK 4.28 and $0.60, respectively. On September 17, 2004 one U.S. dollar equalled 6.92 Norwegian kroner.

     On August 30, 2004 the number of holders of record of our common stock was approximately 8,500. We have not paid any cash dividends on our common stock.

DIVIDEND POLICY

     We currently intend to retain future earnings, if any, for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations and financial condition and on such other factors as our Board of Directors may, in its discretion, consider relevant.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                          TO NON-UNITED STATES HOLDERS

GENERAL

     This is a summary of certain U.S. federal tax considerations of the ownership and disposition of our common stock by a non-U.S. holder as we define that term below. We assume in this summary that our common stock will be held as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to particular non-U.S. holders in light of their individual investment circumstances, such as special tax rules that would apply if, for example, a non-U.S. holder is a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock.

     For purposes of this summary, a "non-U.S. holder" means a holder of our common stock who, for U.S. federal income tax purposes, is not a U.S. person. The term "U.S. person" means any one of the following:

     - a citizen or resident of the U.S.;

     - a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, if (A) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

     This summary is based upon the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, judicial precedent, administrative rulings and pronouncements, and other applicable authorities, all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the U.S. Internal Revenue Service, which we refer to in this summary as the IRS, with respect to the tax considerations discussed below. There can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.

     We strongly urge you to consult your tax advisor about the U.S. federal tax consequences of holding and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

DIVIDENDS

     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount paid. If the dividend is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax.

     Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. Under U.S. Treasury Regulations, to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These U.S. Treasury Regulations also provide special rules to determine whether, for purposes of applying an income tax treaty, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

GAIN ON DISPOSITION

     A non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

     - the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

     - the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

     - the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; or

     - we are or have been during certain periods a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a U.S. real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

     - the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock; and

     - our common stock is and continues to be traded on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be traded on an established securities market for this purpose in any quarter during which it is listed on the American Stock Exchange.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock as well as to a withholding tax, generally at a rate of 10% of the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's U.S. federal income tax liability.

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally, and, for corporate holders under certain circumstances, the branch profits tax, but generally will not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, if any, and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides. Backup withholding tax generally will not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office of a broker are subject to both backup withholding at a rate of 28% and information reporting, unless the holder certifies as to its non-U.S. holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by a foreign office of a U.S. broker or a foreign broker with certain types of relationships to the U.S., unless the holder certifies as to its non-U.S. holder status under penalties of perjury and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     CanArgo Energy Corporation is offering up to 75,000,000 shares ("Offered Shares") of its common stock in a global "best efforts, any and all" offering (the "Offering"). ABG Sundal Collier Norge ASA ("ABGSC"), Orion Securities Inc., Aton Financial Holdings and Terra Securities ASA (the "International Placing Agents") on behalf of CanArgo will offer shares outside the United States, and ABG Sundal Collier Inc., Orion Securities (USA) Inc. and Aton Securities, Inc. (the "U.S. Placing Agents" and together with the International Placing Agents collectively, the "Placing Agents") on behalf of CanArgo will offer shares in the United States. CanArgo and the Placing Agents have entered into two Placement Agent Agreements with respect to the shares being offered, one covering U.S. investors and the other covering all other investors (including Canadian investors). The closings of the two Placement Agent Agreements are mutually conditional. Although Canadian investors are covered by the international Placement Agent Agreement, and not by the Placement Agent Agreement for U.S. investors, Canadian investors will purchase their Offered Shares pursuant to this prospectus supplement and prospectus as supplemented by a Canadian Offering Memorandum. Among the conditions in the placing agreements are that:

     - The representations and warranties made by us to the Placing Agents are true; and

     - We deliver customary closing documents to the Placing Agents.

     None of the Placing Agents is obligated to purchase any of the Offered Shares and they will be acting solely on behalf of CanArgo as agents.

     We will pay a total commission to the Placing Agents of 6%, which represents $0.03 per Offered Share. In addition, we have agreed to pay the expenses of the Placing Agents incurred in connection with this Offering. We estimate that our share of total expenses of the Offering, excluding underwriting discounts and commissions, will be approximately $2,000,000. This amount includes estimated fees for counsel to the U.S. underwriters of $525,000. In connection with the Offering, ABGSC has received from us a one-time, non-refundable management fee of NOK 600,000 (approximately US$90,000) for financial and consulting services related to the Offering.

     The Placing Agents will solicit subscriptions for shares with a minimum investment being required in the amount of $60,000 (and in any event, no less than the US dollar equivalent of E 40,000) and the number of shares must be in increments of 2,000. Prospective foreign investors have been requested to execute a subscription agreement pursuant to which the investor will have their subscribed shares delivered by electronic book entry in the VPS System in Norway.

     Prospective US and Canadian investors will receive their Offered Shares in certificated form unless they have individually agreed to accept their Shares in book entry form in the VPS System.

OFFER PERIOD

     The offer period for this Offering commenced in the U.S. on May 19, 2004 and commenced outside the U.S. on June 29, 2004 and will expire at 4:00 pm United States Eastern Daylight Savings Time (10:00 pm Central European Time) on September 17, 2004.

OFFERING PRICE

     The price and number of Offered Shares issued in the Offering will be determined through a book building process and the final number of shares to be offered in this Offering will take into account the offer price obtained through such process versus the current trading price on the Oslo Stock Exchange and the AMEX, as well as our capital requirements. The final offer price per Offered Share in US dollars will be determined by the Board or a committee of the Board in collaboration with the Placing Agents following the effectiveness of the Registration Statement of which this prospectus supplement and accompanying prospectus form a part. The final price will be based on the level of demand at different price levels.

U.S. AND CANADIAN SUBSCRIPTION PROCEDURES

     The Placing Agents will primarily solicit institutional investors in the U.S. and Canada to purchase the Offered Shares and will seek to obtain purchase orders in accordance with their customary procedures.

FOREIGN SUBSCRIPTION PROCEDURES

     Subscriptions for the Offered Shares by non-U.S. and non-Canadian investors have been made on an International Subscription Form submitted to the International Placing Agents.

     We and the International Placing Agents have discretion to refuse or reduce any improperly completed, delivered or executed International Subscription Form or any subscription which may be unlawful.

     Until the Registration Statement of which this prospectus supplement and accompanying prospectus forms a part has been declared effective by the SEC, any indication of interest pursuant to the execution and delivery of an International Subscription Form shall not involve any obligation of any kind on the part of a subscriber.

ALLOCATION OF SHARES IN THE OFFERING

     The allocation of shares sold in the U.S. Offering and in the International Offering (including the Norwegian Offering) will be determined by our Board, or a duly appointed committee of the Board, in collaboration with the Placing Agents in accordance with applicable law. Subject to applicable law, decisions on allocation may take into account matters such as early application, price sensitivity, the size of the application, investor identity, quality and investment history and otherwise in accordance with the international and Norwegian market practice. The overriding objective of the Board and the Placing Agents will be to create an appropriate long-term shareholder structure for us. We and the Placing Agents currently anticipate that up to approximately 57.5 million Offered Shares will be placed in the United States and Canada. In the event of an oversubscription we intend to apply the allocation criteria set forth above to allocate shares among subscribers. If two or more subscribers are deemed to meet all such relevant criteria, their subscriptions will be reduced on a pro rata basis.

     The allocation of Offered Shares will take place after the expiry of the offer period and the Registration Statement of which this prospectus supplement and accompanying prospectus form a part being declared effective. Information on allocation in the International Offering will be distributed to all non-US and non-Canadian subscribers on the day following the Allocation Date (as hereinafter defined). Any subscriber wishing to know the precise amount allocated on the Allocation Date may contact any International Placing Agent from the morning of the day following the Allocation Date onwards. Applicants who have access to investor services through the institution that operates their VPS account will be able to check how many Offered Shares they have been allotted from and including the day following the Allocation Date.

     Allocation of Offered Shares is expected to take place on or about September 20, 2004 ("Allocation Date"). General information on allocation is expected to be made public on or about September 20, 2004 in the form of a stock exchange release on the Oslo Bors' information system. All subscribers (other than

US and Canadian subscribers) who are allotted Offered Shares will receive information stating the number of Offered Shares allotted to the subscriber and the corresponding amount to be paid. This information is expected to be mailed on or about September 20, 2004.

     Subscribers for Offered Shares through the Norwegian VPS stock depository system will be required to make payment of the offer price in US dollars.

PAYMENT BY NON-U.S. AND NON-CANADIAN SUBSCRIBERS

     When subscribing for Offered Shares, each non-US and non-Canadian subscriber must ensure that payment with cleared funds for the Offered Shares allocated to such subscriber is made according to payment instructions from ABGSC, which will be contained in the allocation letters sent to allocated subscribers as described above. Payment for subscribed and allocated Offered Shares is expected to be on September 22, 2004.

     If payment for the allocated Offered Shares is not received when due, the Offered Shares will be not be delivered to the subscriber, and the Placing Agents reserve the right, at the risk and cost of the subscriber, to cancel or reduce the subscription in respect of the Offered Shares for which payment has not been made, or to sell, re-allot or otherwise dispose of all or parts of such Shares on such terms and in such manner as we and the Placing Agents may decide. The original subscriber will remain liable for payment of the entire amount due, together with all accrued interest, costs and charges, and the Placing Agents may enforce payment of any such outstanding amount. Interest will accrue at a rate of 8.75% per annum on any late payments.

DELIVERY OF THE SHARES OF COMMON STOCK

     All non-US and non-Canadian investors subscribing for Offered Shares (and all US and Canadian investors desiring to register their Offered Shares in the VPS System) must have a valid VPS account (established or maintained by an investment bank or Norwegian bank that is entitled to operate VPS accounts) to receive their shares. We expect delivery of the Offered Shares to take place on or about September 22, 2004. By appropriately completing, dating and executing the International Subscription Form, non-US and non-Canadian subscribers (and US and Canadian subscribers desiring to have their Offered Shares registered in the VPS System) will have their Offered Shares registered in book entry form with the VPS System. Non-US and non-Canadian subscribers not having a VPS account must state this on the International Subscription Form and contact the International Placing Agent furnishing such Form to such subscriber in order to establish such an account before Offered Shares can be delivered. Questions regarding subscriptions for Offered Shares through the VPS System should be directed to the International Placing Agents. No subscriber with Offered Shares registered in the VPS System will be entitled to transfer its Offered Shares until these Shares have been paid in full by and credited to the VPS account of such subscriber.

     US and Canadian subscribers not registering their Offered Shares in the VPS System will receive such Shares in certificated form. Certificates evidencing the Offered Shares subscribed for by US and Canadian investors shall be delivered at closing against payment in accordance with the provisions of the relevant Placing Agent Agreements. US and Canadian subscribers should contact the U.S. Placing Agents to make appropriate arrangements for the delivery of their stock certificates and their respective payments for their Offered Shares.

     Any dispute arising out of, or in connection with, the prospectus supplement and accompanying prospectus shall be governed by the laws of the United States and settled exclusively by U.S. courts. Any dispute arising out of or in connection with the International Subscription Form executed by non-US and non-Canadian subscribers will be governed by Norwegian law and settled in Norwegian courts.

     CanArgo estimates that its total expenses of the Offering, including commissions, will be approximately $5 million, assuming a maximum Offering. The common stock has been approved for listing, subject to official notice of issuance, on the American Stock Exchange under the symbol "CNR" and on the Oslo Stock Exchange, subject to the issue and publication of a prospectus in Norway according to Norwegian Stock Exchange regulations and the Oslo Stock Exchange receiving a legal opinion in customary form confirming that the Offered Shares have been validly issued, under the symbol "CNR."

     We have agreed to indemnify the Placing Agents against certain liabilities, including liabilities under the Securities Act. ABGSC in the past has performed investment banking and other financial services for us and has received compensation for these services. ABGSC or its affiliates may in the future provide investment banking and other financial services to us or our affiliates for which it will receive compensation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York. Certain legal matters have been passed upon for the Placing Agents by Advokatfirmaet Selmer DA, Oslo, Norway, and Holland & Knight LLP, New York, New York.

PROSPECTUS

                                  $150,000,000

                           CANARGO ENERGY CORPORATION

     From time to time, we may sell any of the following securities:

     - DEBT SECURITIES

     - PREFERRED STOCK

     - COMMON STOCK

     - WARRANTS TO PURCHASE DEBT SECURITIES, PREFERRED STOCK OR COMMON STOCK

     - STOCK PURCHASE CONTRACTS; AND

     - UNITS COMPRISED OF SOME OR ALL OF THESE SECURITIES

     We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on the American Stock Exchange under the trading symbol "CNR" and on the Oslo Stock Exchange under the trading symbol "CNR". The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on the American Stock Exchange, the Oslo Stock Exchange or any securities exchange of the securities covered by the prospectus supplement.

                             ---------------------

                     INVESTING IN OUR SECURITIES INVOLVES RISKS.
                         SEE "RISK FACTORS" ON PAGE 4.

                             ---------------------

              THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                             ---------------------

     The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section herein entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 17, 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
CANARGO ENERGY CORPORATION..................................    1
OUR ADDRESS.................................................    2
ABOUT THIS PROSPECTUS.......................................    2
RATIO OF EARNINGS TO FIXED CHARGES..........................    3
RISK FACTORS................................................    4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   10
USE OF PROCEEDS.............................................   11
SECURITIES WHICH MAY BE OFFERED.............................   12
DESCRIPTION OF DEBT SECURITIES..............................   12
DESCRIPTION OF CAPITAL STOCK................................   18
DESCRIPTION OF WARRANTS.....................................   20
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS...........   21
PLAN OF DISTRIBUTION........................................   22
LEGAL MATTERS...............................................   25
EXPERTS.....................................................   25
WHERE YOU CAN FIND MORE INFORMATION.........................   25
INFORMATION INCORPORATED BY REFERENCE.......................   25

                             ---------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                             ---------------------

                           CANARGO ENERGY CORPORATION

     Unless the context requires otherwise, the references to "we," "us," "our," "the Company," or "CanArgo" refer collectively to CanArgo Energy Corporation and its subsidiaries.

     CanArgo is an independent oil and gas exploration and production company incorporated with limited liability under the laws of the State of Delaware, U.S.A., and headquartered in St Peter Port, Guernsey, British Isles, but not regulated in Guernsey, currently operating in countries that were a part of the former Soviet Union. We operate and carry out our activities as a holding company through a number of subsidiaries and associated or affiliated companies. These companies are generally focused on one of our projects, and this structure assists in maintaining separate cost centers for these different projects.

     Our principal activities are oil and gas exploration, development and production, at this time principally in the Republic of Georgia, and to a lesser extent in Kazakhstan and Azerbaijan. We direct most of our efforts and resources to the development of the Ninotsminda Field and our exploration program, both located in Georgia. As we own certain drilling rigs and equipment, we also have a secondary interest in the provision of oilfield services to third parties in the oil and gas industry, principally in Georgia. Our management and technical staff have substantial experience in our areas of operation. Our principal product is crude oil, and the sale of crude oil is our principal source of revenue.

     Our oil and natural gas reserves and production have been derived principally through development of the Ninotsminda Field. We typically focus on properties that either offer us existing production as well as additional exploitation opportunities, or exploration prospects which management believes have significant potential. This strategy has resulted in our recent acquisition in April 2004 of a 50% interest in Samgori (Block XI(B)) Production Sharing Contract (the "Samgori PSC") in the Republic of Georgia and our recent Manavi exploration oil discovery. We believe that our cash flow at current oil prices and current rates of production from operations and our financial resources including the receipt of proceeds from the sale of certain non-core assets and drawdown under the Equity Line of Credit agreement with Cornell Capital Partners, L.P., once the Registration Statement on Form S-3 filed on May 6, 2004 is declared effective, will provide us with the ability to complete our near term development program on the Ninotsminda and Samgori Fields, while our current exploration drilling program in Georgia is being funded by third parties.

     Our business strategy is focused on the following:

FURTHER DEVELOPMENT OF EXISTING PROPERTIES

     We intend to further develop our properties that have established oil and gas resources. We seek to add proved reserves and increase production through the use of advanced technologies, including detailed technical analysis of our properties, horizontal drilling, utilization of under-balanced and coiled tubing drilling, multilateral drilling, drilling new structures from existing locations and selectively recompleting existing wells. We also plan to drill step-out wells to expand known field limits.

GROWTH THROUGH EXPLOITATION AND EXPLORATION

     We conduct an active technology-driven exploitation and exploration program that is designed to complement our property acquisition and development drilling efforts with moderate to high-risk exploration projects that have greater reserve potential. We generate exploration prospects through the analysis and integration of geological and geophysical data and the interpretation of seismic data. We intend to manage our exploration expenditures through the optimal scheduling of our drilling program and, if considered appropriate, selectively reducing our participation in certain exploratory prospects through sales of interests to industry partners.

PURSUIT OF STRATEGIC ACQUISITIONS

     We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects and seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins from which we leverage existing infrastructure and resources.

                                  OUR ADDRESS

     We are incorporated in the State of Delaware, U.S.A., and the address of our principal executive office is P.O. Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles, and our telephone number is +(44) 1481 729 980. Our internet website address is www.canargo.com. Our website is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed with the United States Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

     - shares of our common stock;

     - shares of our preferred stock;

     - our debt securities;

     - warrants to purchase our common stock, preferred stock or debt securities;

     - stock purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to holders at a future date a specified number of shares of common stock, preferred stock, or a number of shares of common stock or preferred stock to be determined by reference to a specific formula set forth in the stock purchase contract; or

     - units comprised of a combination of common stock, preferred stock, debt securities or warrants or all of them.

     The total offering price of these securities will not exceed $150,000,000. This prospectus provides a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement describing the specific amounts, prices and terms of the securities offered. The prospectus supplement also may add, update or change information contained in this prospectus.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers, and our agents and we reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement to be provided each time securities are offered will provide the names of any underwriters, dealers or agents, if any, involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See the section entitled "Plan of Distribution."

     If the terms of the debt securities described in this prospectus and the accompanying prospectus supplement vary, you should rely on the information contained in the prospectus supplement.

     You should read both this prospectus and any prospectus supplement, together with the additional information described under the sections herein entitled "Where You Can Find More Information" and "Information Incorporated by Reference."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each of the following periods:

                                  YEAR ENDED DECEMBER 31,
                              --------------------------------   THREE MONTHS ENDED   SIX MONTHS ENDED
                              2003   2002   2001   2000   1999     JUNE 30, 2004       JUNE 30, 2004
                              ----   ----   ----   ----   ----   ------------------   ----------------
Ratio of earnings to fixed
  charges(1)................   (2)    (2)    (2)    (3)    (3)           (4)                0.4

---------------

(1) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, before adjustment for minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest expense, commitment fees, and the amortization of deferred debt issue costs.

(2) No ratio is presented for the years ending December 31, 2003, 2002 and 2001 as we incurred losses in those years. Losses for those years exceeded fixed charges by $835,000, $5,564,000 and $11,153,000, respectively.

(3) No ratio is presented for the years ending December 31, 2000 and 1999 as there were no fixed charges during these periods.

(4) No ratio is presented for the 3 months ended June 30, 2004 as the Company incurred losses in that period which exceeded fixed charges by $1,406,000.

                                  RISK FACTORS

     You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our securities. Any of the following risks, if they materialize, could adversely affect our business, financial condition and operating results. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

OUR CURRENT OPERATIONS ARE DEPENDENT ON THE SUCCESS OF THE NINOTSMINDA AND SAMGORI FIELDS AND OUR GEORGIAN EXPLORATION ACTIVITIES.

     To date we have directed substantially all of our efforts and most of our available funds to the development of the Ninotsminda Field in the Republic of Georgia, exploration in that area and some ancillary activities closely related to the Ninotsminda Field project. This decision is based on management's assessment of the promise of the Ninotsminda Field area. However, our focus on the Ninotsminda Field has over the past several years resulted in overall losses for us and we only achieved profitability in the last quarter of 2003. We cannot assure investors that the exploration and development plans for the Ninotsminda Field will be successful. For example, the Ninotsminda Field may not produce sufficient quantities of oil and gas to justify the investment we have made and are planning to make in the Field, and we may not be able to produce the oil and gas at a sufficiently low cost or to market the oil and gas produced at a sufficiently high price to generate a positive cash flow and a profit. In April 2004, we announced that we had concluded the acquisition of a 50% interest in Samgori (Block XI(B)) Production Sharing Contract (the "Samgori PSC") in the Republic of Georgia. While management believes that this Production Sharing Contract area, which includes the Samgori, Patardzeuli and South Dome Oil Fields (collectively, the "Samgori Field"), could provide a significant opportunity for CanArgo, both for short-term oil development and for exploration upside, we cannot assure investors that the development and appraisal plans for the Samgori Field and license area will be successful. Our Georgian exploration program is an important factor for future success, and this program may not be successful, as it carries substantial risk and potential loss. See "Our oil and gas activities involve risks, many of which are beyond our control" at page 6 for a description of these potential risks and losses. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

OUR OPERATION OF THE NINOTSMINDA FIELD AND SAMGORI FIELD IS GOVERNED BY PRODUCTION SHARING CONTRACTS WHICH MAY BE SUBJECT TO CERTAIN LEGAL UNCERTAINTIES.

     Our principal business and assets are derived from production sharing contracts in the Republic of Georgia. The legislative and procedural regimes governing production sharing agreements and mineral use licenses in Georgia have undergone a series of changes in recent years resulting in certain legal uncertainties. Our production sharing agreements and mineral use licenses, entered into prior to the introduction in 1999 of a new Petroleum Law governing such agreements have not, as yet, been amended to reflect or ensure compliance with current legislation. As a result, despite references in the current legislation grandfathering the terms and conditions of our production sharing contracts, conflicts between the interpretation of our production sharing contracts and mineral use licenses and current legislation could arise. Such conflicts, if they arose, could cause an adverse effect on our rights under the production sharing contracts.

WE MAY ENCOUNTER DIFFICULTIES IN ENFORCING OUR TITLE TO OUR PROPERTIES.

     Since all of our oil and gas interests are currently held in countries where there is no private ownership of oil and gas in place, good title to our interests is dependent on the validity and enforceability of the governmental licenses and production sharing contracts and similar contractual arrangements that we enter into with government entities, either directly or indirectly. As is customary in such circumstances, we perform a minimal title investigation before acquiring our interests, which generally consists of conducting due diligence reviews and in certain circumstances securing written assurances from responsible government authorities or legal opinions. We believe that we have satisfactory title to such interests in accordance with standards generally accepted in the crude oil and natural gas industry in the areas in which we operate. Our interests in properties are subject to royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, none of which we believe materially interferes with the use of, or affects the value of, such interests. However, as is discussed elsewhere, there is no assurance that our title to its interests will be enforceable in all circumstances due to the uncertain nature and predictability of the legal systems in some of the countries in which we operate.

WE WILL REQUIRE ADDITIONAL FUNDS TO IMPLEMENT OUR LONG-TERM OIL AND GAS DEVELOPMENT PLANS.

     It will take many years and substantial cash expenditures to develop fully our oil and gas properties. We generally have the principal responsibility to provide financing for our oil and gas properties and ventures. Accordingly, we may need to raise additional funds from outside sources in order to pay for project development costs. We may not be able to obtain that additional financing. If adequate funds are not available, we will be required to scale back or even suspend our operations or such funds may only be available on commercially unattractive terms. The carrying value of the Ninotsminda Field may not be realized unless additional capital expenditures are incurred to develop the Field. Furthermore, additional funds will be required to pursue exploration activities on our existing undeveloped properties. While expected to be substantial, without further exploration work and evaluation the amount of funds needed to fully develop all of our oil and gas properties cannot at present be quantified.

WE MAY BE UNABLE TO FINANCE OUR PRESENT OIL AND GAS PROJECTS.

     Our ability to finance most of our present oil and gas projects and other ventures according to present plans is dependent upon obtaining additional funding. An inability to obtain financing could require us to scale back or abandon part or all of our project development, capital expenditure, production and other plans. The availability of equity or debt financing to us or to the entities that are developing projects in which we have interests is affected by many factors, including:

     - world and regional economic conditions;

     - the state of international relations;

     - the stability and the legal, regulatory, fiscal and tax policies of various governments in areas in which we have or intend to have operations;

     - fluctuations in the world and regional price of oil and gas and in interest rates;

     - the outlook for the oil and gas industry in general and in areas in which we have or intend to have operations; and

     - competition for funds from possible alternative investment projects.

     Potential investors and lenders will be influenced by their evaluations of us and our projects, including their technical difficulty, and comparison with available alternative investment opportunities.

WE MAY BE REQUIRED TO WRITE-OFF UNSUCCESSFUL PROPERTIES AND PROJECTS.

     In order to realize the carrying value of our oil and gas properties and ventures, we must produce oil and gas in sufficient quantities and then sell such oil and gas at sufficient prices to produce a profit. We have a number of unevaluated oil and gas properties. The risks associated with successfully developing unevaluated oil and gas properties are even greater than those associated with successfully continuing development of producing oil and gas properties, since the existence and extent of commercial quantities of oil and gas in unevaluated properties have not been established. We could be required in the future to write-off our investments in additional projects, including the Ninotsminda Field project, if such projects prove to be unsuccessful.

OUR OIL AND GAS ACTIVITIES INVOLVE RISKS, MANY OF WHICH ARE BEYOND OUR CONTROL.

     Our exploration, development and production activities are subject to a number of factors and risks, many of which may be beyond our control. We must first successfully identify commercial quantities of oil and gas, which is inherently subject to many uncertainties. Thereafter, the development of an oil and gas deposit can be affected by a number of factors which are beyond the operator's control, such as:

     - unexpected or unusual geological conditions;

     - the recoverability of the oil and gas on an economic basis;

     - the availability of infrastructure and personnel to support operations;

     - labor disputes;

     - local and global oil prices; and

     - government regulation and legal and political uncertainties.

     Our activities can also be affected by a number of hazards, such as:

     - natural phenomena, such as bad weather and earthquakes;

     - operating hazards, such as fires, explosions, blow-outs, pipe failures and casing collapses; and

     - environmental hazards, such as oil spills, gas leaks, ruptures and discharges of toxic gases.

     Any of these factors or hazards could result in damage, losses or liability for us. There is also an increased risk of some of these hazards in connection with operations that involve the rehabilitation of fields where less than optimal practices and technology were employed in the past, as was often the case in the countries that were part of the former Soviet Union. We do not purchase insurance covering all of the risks and hazards or all of our potential liability that are involved in oil and gas exploration, development and production.

OUR OPERATIONS MAY BE SUBJECT TO THE RISK OF POLITICAL INSTABILITY, CIVIL DISTURBANCE AND TERRORISM.

     Our principal oil and gas properties and activities are in the Republic of Georgia, which is located in the former Soviet Union. Operation and development of our assets are subject to a number of conditions endemic to former Soviet Union countries, including political instability. The present governmental arrangements in countries of the former Soviet Union in which we operate were established relatively recently, when they replaced communist regimes. If they fail to maintain the support of their citizens, other institutions, including a possible reversion to totalitarian forms of government, could replace these governments. As recent developments in Georgia have illustrated, the national governments in these countries often must deal, from time to time, with civil disturbances and unrest which may be based on religious, tribal and local and regional separatist considerations. Our operations typically involve joint ventures or other participatory arrangements with the national government or state-owned companies.

     The production sharing contracts covering the Ninotsminda and Samgori Fields are examples of such arrangements. As a result of such dependency on government participants, our operations could be adversely affected by political instability, terrorism, changes in government institutions, personnel, policies or legislation, or shifts in political power. There is also the risk that governments could seek to nationalize, expropriate or otherwise take over our oil and gas properties either directly or through the enactment of laws and regulations which have an economically confiscatory result. We are not insured against political or terrorism risks because management deems the premium costs of such insurance to be currently prohibitively expensive.

WE FACE THE RISK OF SOCIAL, ECONOMIC AND LEGAL INSTABILITY IN THE COUNTRIES IN WHICH WE OPERATE.

     The political institutions of the countries that were a part of the former Soviet Union have recently become more fragmented, and the economic institutions of these countries have recently converted to a market economy from a planned economy. New laws have recently been introduced, and the legal and regulatory regimes in such regions are often vague, containing gaps and inconsistencies, and are constantly subject to amendment. Application and enforceability of these laws may also vary widely from region to region within these countries. Due to this instability, former Soviet Union countries are subject to certain additional risks including the uncertainty as to the enforceability of contracts.

     Social, economic and legal instability have accompanied these changes due to many factors which include:

     - low standards of living;

     - high unemployment;

     - undeveloped and constantly changing legal and social institutions; and

     - conflicts within and with neighboring countries.

     This instability could make continued operations difficult or impossible. In early 2002, the Georgian government requested assistance from the United States to combat terrorism in the Pankisi Gorge, a region of Georgia bordering the separatist Chechnya region of Russia. Although this situation is now apparently calm, the region remains potentially unstable with the risk of further terrorist activity. Recently Georgia has democratically elected a new President following a popular revolt against the previous administration in November 2003 and has successfully quelled a potential separatist uprising in one of its regions. Although the new administration has made public statements supporting foreign investment in Georgia, and specific written support for our activities, there can be no guarantee that this will continue, or that these changes will not have an adverse affect on our operations. There are also some separatist areas within Georgia that may cause instability and potentially affect our activities.

WE FACE AN INADEQUATE OR DETERIORATING INFRASTRUCTURE IN THE COUNTRIES IN WHICH WE OPERATE.

     Countries in the former Soviet Union often either have underdeveloped infrastructures or, as a result of shortages of resources, have permitted infrastructure improvements to deteriorate. The lack of necessary infrastructure improvements can adversely affect operations. For example, we have, in the past, suspended drilling and testing procedures due to the lack of a reliable power supply.

WE MAY ENCOUNTER CURRENCY RISKS IN THE COUNTRIES IN WHICH WE OPERATE.

     Payment for oil and gas products sold in former Soviet Union countries may be in local currencies. Although we currently sell our oil principally for U.S. dollars, we may not be able to continue to demand payment in hard currencies in the future. Most former Soviet Union country currencies are presently convertible into U.S. dollars, but there is no assurance that such convertibility will continue. Even if currencies are convertible, the rate at which they convert into U.S. dollars is subject to fluctuation. In addition, the ability to transfer currencies into or out of former Soviet Union countries may be restricted or limited in the future.

     We may enter into contracts with suppliers in former Soviet Union countries to purchase goods and services in U.S. dollars. We may also obtain from lenders credit facilities or other debt denominated in U.S. dollars. If we cannot receive payment for oil and oil products in U.S. dollars and the value of the local currency relative to the U.S. dollar deteriorates, we could face significant negative changes in working capital.

WE MAY ENCOUNTER TAX RISKS IN THE COUNTRIES IN WHICH WE OPERATE.

     Countries in the former Soviet Union frequently add to or amend existing taxation policies in reaction to economic conditions including state budgetary and revenue shortfalls. Since we are dependent on international operations, specifically those in Georgia, we are subject to changing taxation policies including the possible imposition of confiscatory excess profits, production, remittance, export and other taxes. While we are not aware of any recent or proposed tax changes which could materially adversely affect our operations, such changes could occur although we have negotiated economic stabilization clauses in our production sharing contracts in Georgia and all current taxes are payable from the State's share of petroleum produced under the production sharing contracts.

WE MAY HAVE CONFLICTING INTERESTS WITH OUR PARTNERS.

     Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have objectives and interests that may not coincide with ours and may conflict with our interests. Unless we are able to compromise these conflicting objectives and interests in a mutually acceptable manner, agreements and arrangements with these third parties will not be consummated.

     We may not have a majority of the equity in the entity that is the licensed developer of some projects that we may pursue in the countries that were a part of the former Soviet Union, even though we may be the designated operator of the oil or gas field. In these circumstances, the concurrence of co-venturers may be required for various actions. Other parties influencing the timing of events may have priorities that differ from ours, even if they generally share our objectives. Demands by or expectations of governments, co-venturers, customers, and others may affect our strategy regarding the various projects. Failure to meet such demands or expectations could adversely affect our participation in such projects or our ability to obtain or maintain necessary licenses and other approvals.

OUR OPERATING DIRECT AND INDIRECT SUBSIDIARIES AND JOINT VENTURES REQUIRE GOVERNMENTAL REGISTRATION.

     Operating entities in various foreign jurisdictions must be registered by governmental agencies, and production licenses for development of oil and gas fields in various foreign jurisdictions must be granted by governmental agencies. These governmental agencies generally have broad discretion in determining whether to take or approve various actions and matters. In addition, the policies and practices of governmental agencies may be affected or altered by political, economic and other events occurring either within their own countries or in a broader international context.

WE ARE AFFECTED BY CHANGES IN THE MARKET PRICE OF OIL AND GAS.

     Prices for oil and natural gas and their refined products are subject to wide fluctuations in response to a number of factors which are beyond our control, including:

     - global and regional changes in the supply and demand for oil and natural gas;

     - actions of the Organization of Petroleum Exporting Countries;

     - weather conditions;

     - domestic and foreign governmental regulations;

     - the price and availability of alternative fuels;

     - political conditions and terrorist activity in the Middle East, Central Asia and elsewhere; and

     - overall global and regional economic conditions.

     A reduction in oil prices can affect the economic viability of our operations. There can be no assurance that oil prices will be at a level that will enable us to operate at a profit. We may also not benefit from rapid increases in oil prices as the market for the levels of crude oil produced in Georgia by Ninotsminda Oil Company Limited can in such an environment be relatively inelastic. Contract prices are often set at a specified price determined with reference to world market prices (often based on the average of a number of quotations for a "marker" crude including Dated Brent Mediterranean or Urals Mediterranean at the time of sale) subject to appropriate discounts for transportation and other charges which can vary from contract to contract.

OUR ACTUAL OIL AND GAS PRODUCTION COULD VARY SIGNIFICANTLY FROM RESERVE
ESTIMATES.

     Estimates of oil and natural gas reserves and their values by petroleum engineers are inherently uncertain. These estimates are based on professional judgments about a number of elements:

     - the amount of recoverable crude oil and natural gas present in a reservoir;

     - the costs that will be incurred to produce the crude oil and natural gas; and

     - the rate at which production will occur.

     Reserve estimates are also based on evaluations of geological, engineering, production and economic data. The data can change over time due to, among other things:

     - additional development activity;

     - evolving production history; and

     - changes in production costs, market prices and economic conditions.

     As a result, the actual amount, cost and rate of production of oil and gas reserves and the revenues derived from sale of the oil and gas produced in the future will vary from those anticipated in the reports on the oil and gas reserves prepared by independent petroleum consultants at any given point in time. The magnitude of those variations may be material.

     The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional productive zones in existing wells or secondary recovery reserves, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon our level of success in replacing depleted reserves.

OUR OIL AND GAS OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION.

     Governments at all levels, national, regional and local, regulate oil and gas activities extensively. We must comply with laws and regulations which govern many aspects of our oil and gas business, including:

     - exploration;

     - development;

     - production;

     - refining;

     - marketing;

     - transportation;

     - occupational health and safety;

     - labor standards; and

     - environmental matters.

     We expect the trend towards more burdensome regulation of our business to result in increased costs and operational delays. This trend is particularly applicable in developing economies, such as those in the countries that were a part of the former Soviet Union where we have our principal operations. In these countries, the evolution towards a more developed economy is often accompanied by a move towards the more burdensome regulations that typically exist in more developed economies.

WE FACE SIGNIFICANT COMPETITION.

     The oil and gas industry, including the refining and marketing of crude oil products, is highly competitive. Our competitors include integrated oil and gas companies, government owned oil companies, independent oil and gas companies, drilling and income programs, and wealthy individuals. Many of our competitors are large, well-established, well-financed companies. Because of our small size and lack of financial resources, we may not be able to compete effectively with these companies.

OUR ABILITY TO MAKE FUTURE STOCK ISSUANCES AND THE PROVISIONS OF DELAWARE LAW COULD HAVE ANTI-TAKEOVER EFFECTS.

     Our board of directors may at any time issue additional shares of preferred stock and common stock without any prior approval by the stockholders, which might impair or impede a third party from making an offer to acquire us. Holders of outstanding shares have no right to purchase a pro rata portion of additional shares of common or preferred stock issued by us. In addition, the provisions of
Section 203 of the Delaware General Corporation Law, to which we are subject, places certain restrictions on third parties who seek to effect a business combination with a company opposed by our board of directors. See the section entitled "Delaware Law and Charter and By-Law Provisions" in this prospectus.

OUR PROFITABILITY MAY BE SUBJECT TO CHANGES IN INTEREST RATES.

     Our profitability may also be adversely affected during any period of unexpected or rapid increase in interest rates. While we currently have only limited amounts of long term debt, increases in interest rates may adversely affect our ability to raise debt capital to the extent that our income from operations will be insufficient to cover debt service.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including any attached prospectus supplement and the documents that are incorporated by reference as set forth herein under the section entitled "Information Incorporated by Reference," contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "hope," "may" and similar expressions, as well as "will," "shall" and other indications of future tense, are intended to identify forward-looking statements. The forward-looking statements are based on our current expectations and speak only as of the date made. These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected our historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus. Important factors that could cause such a difference are discussed in this prospectus, particularly in the section entitled "Risk Factors". You are cautioned not to place undue reliance on the forward-looking statements.

     Few of the forward-looking statements in any prospectus supplement and this prospectus, including the documents that are incorporated by reference, deal with matters that are within our unilateral control. Joint venture, acquisition, financing and other agreements and arrangements must be negotiated with independent third parties and, in some cases, must be approved by governmental agencies. These third parties generally have interests that do not coincide with ours and may conflict with our interests. Unless the third parties and we are able to compromise their various objectives in a mutually acceptable manner, agreements and arrangements will not be consummated.

     Although we believe our expectations reflected in forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

     - the market prices of oil and gas;

     - uncertainty of drilling results, reserve estimates and reserve replacement;

     - operating uncertainties and hazards;

     - economic and competitive conditions;

     - natural disasters and other changes in business conditions;

     - inflation rates;

     - legislative and regulatory changes;

     - financial market conditions;

     - accuracy, completeness and veracity of information received from third parties;

     - wars and acts of terrorism or sabotage;

     - political and economic uncertainties of foreign governments; and

     - future business decisions.

     In light of these risks, uncertainties and assumptions, the events anticipated by our forward-looking statements might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

     You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or the date of any document incorporated by reference in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     Except as described in any prospectus supplement, we currently intend to use the net proceeds from our sale of securities for our general corporate purposes, which may include but not be limited to the repayment of indebtedness, additions to our working capital, capital expenditures, funding future acquisitions or repurchase of outstanding stock.

     When we offer a particular series of securities, the prospectus supplement relating to that offering will describe the intended use of the net proceeds received from that offering. The actual amount of net proceeds expended on a particular use will depend on many factors, including:

     - future revenue growth, if any;

     - future capital expenditures; and

     - the amount of cash required by operations.

     Some of these factors are beyond our control. Therefore, our board will retain discretion in the use of the net proceeds.

                        SECURITIES WHICH MAY BE OFFERED

     We may offer shares of common stock, shares of preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or stock purchase contracts or units, or any combination of the foregoing, either individually or as units consisting of one or more securities. We may offer up to $150,000,000 of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to the series. We may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured obligations to repay advanced funds. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement.

     We have summarized below selected provisions of the indentures which will be filed by amendment to the registration statement of which this prospectus forms a part. The summary is not complete. You should read the indentures for provisions that may be important to you. Furthermore, each indenture may be amended or supplemented from time to time in accordance with one or more supplemental indentures to be signed by us, as issuer, and the trustee or trustees for a particular series of debt securities identified in the prospectus supplement. The form for each supplemental indenture specifying the terms of particular debt securities will also be filed as an exhibit to the registration statement or a report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Unless otherwise provided, as used in this prospectus, the term "indenture" shall include all such indenture supplements.

GENERAL

     We may issue no more than $150,000,000 in principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless the prospectus supplement indicates otherwise, senior debt securities will be unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

     The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

     - The title and form of the debt securities;

     - Any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

     - The person to whom any interest on a debt security of the series will be paid;

     - The date or dates on which we must repay the principal;

     - The rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

     - If applicable, the duration and terms of the right to extend interest payment periods;

     - The place or places where we must pay the principal and any premium or interest on the debt securities;

     - The terms and conditions on which we may redeem any debt security, if at all;

     - Any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

     - The denominations and forms in which we may issue the debt securities;

     - The manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

     - The currency in which we will pay the principal of and any premium or interest on the debt securities;

     - The principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

     - The amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

     - If applicable, that the debt securities are defeasible and the terms of such defeasance;

     - If applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

     - Whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

     - The subordination provisions that will apply to any subordinated debt securities;

     - Whether any periodic evidence will be required to be furnished as to the absence of default or as to compliance with the terms of the indenture and the nature of such evidence;

     - Any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

     - Any addition to or change in the covenants in the indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. The prospectus supplement will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

CONVERSION AND EXCHANGE RIGHTS

     A supplemental indenture may provide and the prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for our common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of our common stock or other securities or property to be received upon conversion or exchange would be calculated.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. A supplemental indenture may provide and the prospectus supplement shall describe, if we must notify holders of senior indebtedness in the event of acceleration of the subordinated debt securities because of an event of default.

     If we experience a bankruptcy, dissolution or reorganization, holders of our senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

FORM, EXCHANGE AND TRANSFER

     We will issue debt securities only in fully registered form, without coupons, and, unless the prospectus supplement indicates otherwise, only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which it will pay on debt securities.

     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

GLOBAL SECURITIES

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depository identified in the prospectus supplement. We will deposit the global security with the depository or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depository or any nominee or successor of the depository unless:

     - The depository is unwilling or unable to continue as depository; or

     - The depository is no longer in good standing under the Exchange Act or other applicable statute or regulation.

     - We determine that the securities of any series will no longer be represented by a global security.

     The depository, pursuant to instructions from its direct or indirect participants or otherwise, will determine how all securities issued in exchange for a global security will be registered.

     As long as the depository or its nominee is the registered holder of a global security, we will consider the depository or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depository or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depository or its nominee and persons that hold beneficial interests through the depository or its nominee may own beneficial interests in a global security. The depository will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depository or any such participant.

     The policies and procedures of the depository may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. The trustee and we will assume no responsibility or liability for any aspect of the depository's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

     Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

     Unless the prospectus supplement indicates otherwise, we agree to maintain an office or agency in the Borough of Manhattan, the City and State of New York with respect to the debt securities. Unless the prospectus supplement indicates otherwise, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent as set forth in the prospectus supplement. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain our office or agency in the Borough of Manhattan, the City and State of New York and in each other place of payment for the debt securities.

     The paying agent will return to us all money paid to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

EVENTS OF DEFAULT

     Each of the following will constitute an event of default under each indenture:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

     - failure to deposit any sinking fund payment when due;

     - failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

     - certain events in bankruptcy, insolvency or reorganization; and

     - any other event of default specified in the prospectus supplement.

     If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a specified percentage in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

     - the holder has previously given the trustee written notice of a continuing event of default;

     - the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding; and

     - the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

     - the trustee has not received a direction inconsistent with the request within a specified number of days.

MODIFICATION AND WAIVER

     The trustee and we may change an indenture without the consent of any holders with respect to specific matters, including:

     - to fix any ambiguity, defect or inconsistency in the indenture; and

     - to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the trustee and we may only make the following changes with the consent of the holder of any outstanding debt securities affected:

     - extending the fixed maturity of the series of notes;

     - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

     - reducing the percentage of debt securities the holders of which are required to consent to any amendment.

     The holders of a specified percentage in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

     Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

DEFEASANCE

     To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

     - to maintain a registrar and paying agent and hold moneys for payment in trust;

     - to register the transfer or exchange of the debt securities; and

     - to replace mutilated, destroyed, lost or stolen debt securities.

     In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

     We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the debt securities may not be accelerated because of the occurrence of events of default.

     To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

     - No event of default shall have occurred or be continuing;

     - In the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

     - In the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

     - We satisfy other customary conditions precedent described in the applicable indenture.

CHANGES IN CONTROL AND ABSENCE OF FINANCIAL COVENANTS

     Unless otherwise provided in a supplemental indenture and described in a prospectus supplement, the indentures do not contain provisions requiring the issuer to redeem or to adjust the terms of the debt securities upon a change in control or any financial covenants or other similar provisions designed to afford holders of the debt securities protection in the event of a deterioration in our financial condition or ability to repay the debt securities prior to the occurrence and continuance of an event of default.

NOTICES

     We will mail notices to holders of debt securities as indicated in the prospectus supplement.

TITLE

     We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The indentures and the debt securities will provide that they are to be governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a description of the common stock classes and preferred stock we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

GENERAL

     Our amended certificate of incorporation authorizes the issuance of up to 300,000,000 shares of common stock, $.10 par value per share, and authorizes the issuance of up to 5,000,000 shares of preferred stock, $.10 par value per share, the rights and preferences of which may be established from time to time by the Board of Directors. As of August 30, 2004, 114,118,505 shares of common stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors and are not entitled to cumulate votes for the election of directors. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the directors currently sitting on the Board of Directors and holders of the remaining shares by themselves cannot elect any directors. Except as otherwise required by law or except as any series or class of preferred stock may provide, the holders of common stock possess all voting power. Holders of common stock do not have any preferences or preemptive, conversion, or exchange rights and the common stock is not subject to any redemption or sinking fund provisions. Subject to any preferential rights of any shares of preferred stock which may be outstanding, holders of shares of common stock are entitled to receive dividends if approved by the Board of Directors and to share ratably in the Company's assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up. Subject to any contractual restrictions affecting an individual holder or its shares and except as may be required by law, there are no restrictions on the alienability of the shares of common stock. All shares of common stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable.

     15,358,252 shares of our common stock are currently issuable under our stock option plans and outstanding stock options, special stock options and warrants. From these there are currently 4,474,833 options and 250,000 warrants to purchase common stock outstanding with a weighted average price of $0.43. There are currently 10,633,419 options under these plans which remain as yet unissued. Shares issued under these plans, other than shares issued to affiliates, will be freely tradable in the public market. In addition to the above as of August 30, 2004 there were 2,300,000 warrants to purchase common stock outstanding. These warrants have an average exercise price of $0.69, and have not as yet been subject to registration.

PREFERRED STOCK

     Our authorized preferred stock consists of 5,000,000 shares, par value $.10 per share. No shares are outstanding or currently reserved for issuance. Our amended certificate of incorporation grants the Board of Directors the authority to issue by resolution shares of preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable; whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable; and the liquidation preferences, if any, of such series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of preferred stock that would have the right to vote, separately or with any other series of preferred stock, on any proposed amendment to our restated certificate of incorporation, or any other proposed corporate action, including business combinations and other transactions. The Board of Directors currently does not contemplate the issuance of any preferred stock and is not aware of any pending or proposed transactions that would be affected by such issuance.

     The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

     Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

     Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of officers and directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     Stockholder Action; Special Meeting of Stockholders. Our charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of stockholders. In addition, our by-laws provide that special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, our President or by the holders of at least 10% of the outstanding shares of common stock. These provisions could have the effect of delaying stockholder actions until the next stockholders' meeting, which are favored by the holders of a majority of our outstanding voting securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., Dallas, Texas, and the Norwegian sub-registrar for the common stock is DnB NOR Bank ASA, Oslo, Norway.

                            DESCRIPTION OF WARRANTS

WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK

     The following summarizes the terms of common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we will select at the time of issue. While the terms summarized below will apply generally to any future warrants to purchase common stock or preferred stock that we may offer, the applicable prospectus supplement will describe the particular terms of these securities in more detail.

     General. We may issue stock warrants evidenced by stock warrant certificates under a stock warrant agreement independently or together with any securities it offers by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

     - The offering price, if any;

     - The number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

     - If applicable, the designation and terms of the preferred stock purchasable upon exercise of the stock warrants;

     - The dates on which the right to exercise the stock warrants begins and expires;

     - U.S. federal income tax consequences;

     - Call provisions, if any;

     - The currencies in which the offering price and exercise price are payable; and

     - If applicable, any anti-dilution provisions.

     Exercise of Stock Warrants. You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or a certified check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

     No Rights as Stockholders. Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders, or to exercise any rights whatsoever as stockholders.

WARRANTS TO PURCHASE DEBT SECURITIES

     The following summarizes the terms of the debt warrants we may offer. This description is subject to the detailed provisions of a debt warrant agreement that we will enter into with a debt warrant agent we will select at the time of issue. While the terms summarized below will apply generally to any future warrants to purchase debt securities that we may offer, it will describe the particular terms of these securities in more detail in the applicable prospectus supplement.

     General. We may issue debt warrants evidenced by debt warrant certificates independently or together with any securities offered by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

     - The offering price, if any;

     - The designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;

     - If applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

     - If applicable, the date on and after which the debt warrants and any related securities will be separately transferable;

     - The principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

     - The dates on which the right to exercise the debt warrants begins and expires;

     - U.S. federal income tax consequences;

     - Whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

     - The currencies in which the offering price and exercise price are payable; and

     - If applicable, any antidilution provisions.

     You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrant holders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrant holders are not entitled to payments of principal of and interest, if any, on the debt securities.

     Exercise of Debt Warrants. You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

               DESCRIPTION OF STOCK PURCHASE CONTRACTS AND UNITS

     The following is a general description of the terms of the stock purchase contracts and units we may issue from time to time. Particular terms of any stock purchase contracts and/or units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or units.

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to holders at a future date a specified number of shares of common stock or preferred stock, or a number of shares of common stock or preferred stock to be determined by reference to a specific formula set forth in the stock purchase contract. The consideration per share of common stock or preferred stock may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

     The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and debt securities, warrants, preferred stock or debt obligations, including U.S. Treasury securities, in each case securing holders' obligations to purchase common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic or deferred payments to holders of the units, or vice versa, and such payments may be unsecured. Holders of the stock purchase contracts may be required to pay their payment obligations at the time the stock purchase contracts are issued or at the time of settlement. Additionally, holders of the stock purchase contracts may be required to secure their obligations thereunder in a specified manner. A copy of each stock purchase contract entered into by us will be subsequently filed by us in a Current Report on Form 8-K, which will be incorporated herein by reference, or by amendment to the registration statement of which this prospectus forms a part.

     We may also offer and sell two or more of the securities combined into units. Particular terms of the units, including their composition, will be described in the prospectus supplement relating to such units.

                              PLAN OF DISTRIBUTION

     These securities may be distributed under this prospectus from time to time in one or more transactions:

     - At a fixed price or prices which may be changed;

     - At market prices prevailing at the time of sale on any securities exchange or market on which the securities may be listed;

     - At prices related to prevailing market prices on any securities exchange or market on which the securities may be listed; or

     - At negotiated prices.

     Each time we sell securities, we will describe the method of distribution of the securities in the prospectus supplement relating to the transaction. We may offer and sell these securities in any one or more of the following ways:

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of such methods of sale.

     Each time we sell securities, we will provide a prospectus supplement or post-effective amendment, as appropriate, that will name any underwriter, dealer or agent involved in the offer and sale of the securities. We may offer securities through underwriters, dealers and agents on a firm commitment or best efforts basis and the nature of any such underwriting or agency will be fully described in the relevant prospectus supplement or post-effective amendment, as appropriate. The prospectus supplement or post-effective amendment, as appropriate, will also set forth the terms of the offering, including the purchase price of the securities and the proceeds we will receive from the sale of the securities, any underwriting discounts and other items constituting underwriters' compensation, public offering or purchase price and any discounts or commissions allowed or paid to dealers, any commissions allowed or paid to agents and any securities exchanges on which the securities may be listed.

     If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a "best efforts, any and all" basis for the period of its appointment.

     The securities may also be sold in a combination of a firm commitment and best efforts offering, the terms of which will be fully described in a prospectus supplement.

     To the extent that we make sales to or through one or more underwriters, dealers or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters, dealers or agents, who will be identified in a post-effective amendment to the registration statement of which this prospectus is a part. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters, dealers or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters, dealers or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter, dealer or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement or post-effective amendment to the registration statement relating to the transaction.

     Offers to purchase the securities offered by this prospectus may be solicited, and we may make sales of the securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

     We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

     - commercial and savings banks;

     - insurance companies;

     - pension funds;

     - investment companies; and

     - educational and charitable institutions.

     In all cases, we must approve these purchasers. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery.

     Underwriters, dealers and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act and to be reimbursed by us for certain expenses.

     Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

     Each series of securities other than common stock will be new issue of securities with no established trading market. Any underwriters or dealers to whom we sell securities for public offering and sale may make a market in such securities, but such underwriters or dealers will not be obligated to do so and may discontinue any market making at any time.

     The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.

     If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8).

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Satterlee Stephens Burke & Burke LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements as of December 31, 2003 and for the year then ended, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 have been audited by L J Soldinger Associates LLC, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001 incorporated in this prospectus by reference to the Annual Report of Form 10-K, as amended, of CanArgo Energy Corporation for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The oil and gas reserve data incorporated by reference to our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, has been prepared by Oilfield Production Consultants and such reserve report dated January 1, 2004 has been incorporated herein in reliance upon the authority of such firm as experts in estimating proved oil and gas reserves.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Exchange Act under which we file periodic reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC file number is 1-32145. You may read and copy any document we file at the SEC's public reference rooms at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's internet website at http://www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that we file electronically.

     This prospectus is part of a registration statement that we filed with the SEC (registration number 333-115645). The registration statement contains more information than this prospectus regarding CanArgo Energy Corporation and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its internet website.

     Our common stock is listed on the American Stock Exchange under the symbol "CNR" and also on the Oslo Stock Exchange under the symbol "CNR." Information about us is also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. Our SEC file number is 001-32145. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities has been completed:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, as amended

     - Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004

     - The description of CanArgo's common stock contained in Form 8-A/12B dated April 19, 2004

     - Definitive Proxy Materials dated February 24, 2004

     - Definitive Proxy Materials dated April 19, 2004

     - Definitive Proxy Materials dated May 7, 2004

     - Current Reports on Form 8-K filed on June 3, 2004, June 15, 2004, July 6, 2004, July 13, 2004 and August 31, 2004

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon request, a copy of the foregoing documents (without exhibits). Written or telephone requests for such copies should be directed to the Corporate Secretary, CanArgo Energy Corporation, PO Box 291, St Peter Port, Guernsey, GY1 3RR, British Isles, +(44) 1481 729 980.

     You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in or incorporated by reference in this prospectus and any prospectus supplement is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since that date.

                          P.O. BOX 291, ST PETER PORT
                        GUERNSEY, GY1 3RR, BRITISH ISLES
                         ATTENTION: CORPORATE SECRETARY
                               +(44) 1481 729 980

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            -----
PROSPECTUS SUPPLEMENT
IMPORTANT INFORMATION.....................   IS-1
PROSPECTUS SUPPLEMENT SUMMARY.............   IS-3
OIL AND GAS TERMS.........................   IS-3
ABOUT CANARGO.............................   IS-3
THE OFFERING..............................   IS-6
RECENT DEVELOPMENTS.......................   IS-7
SUMMARY FINANCIAL AND OPERATING DATA......  IS-12
RISK FACTORS..............................  IS-14
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..............  IS-17
USE OF PROCEEDS...........................  IS-18
CAPITALIZATION............................  IS-19
DILUTION..................................  IS-19
PRICE RANGE OF COMMON STOCK AND DIVIDEND
  POLICY..................................  IS-20
CERTAIN UNITED STATES FEDERAL TAX
  CONSIDERATIONS TO
  NON-UNITED STATES HOLDERS...............  IS-21
PLAN OF DISTRIBUTION......................  IS-23
LEGAL MATTERS.............................  IS-26

PROSPECTUS
CANARGO ENERGY CORPORATION................      1
OUR ADDRESS...............................      2
ABOUT THIS PROSPECTUS.....................      2
RATIO OF EARNINGS TO FIXED CHARGES........      3
RISK FACTORS..............................      4
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS..............     10
USE OF PROCEEDS...........................     11
SECURITIES WHICH MAY BE OFFERED...........     12
DESCRIPTION OF DEBT SECURITIES............     12
DESCRIPTION OF CAPITAL STOCK..............     18
DESCRIPTION OF WARRANTS...................     20
DESCRIPTION OF STOCK PURCHASE CONTRACTS
  AND UNITS...............................     21
PLAN OF DISTRIBUTION......................     22
LEGAL MATTERS.............................     25
EXPERTS...................................     25
WHERE YOU CAN FIND MORE INFORMATION.......     25
INFORMATION INCORPORATED BY REFERENCE.....     25

                               75,000,000 SHARES

                       (CANARGO ENERGY CORPORATION LOGO)

                           CANARGO ENERGY CORPORATION
                                  COMMON STOCK
                 ---------------------------------------------

                             PROSPECTUS SUPPLEMENT
                                      AND
                                   PROSPECTUS

                 ---------------------------------------------
                          ABG SUNDAL COLLIER NORGE ASA

                             ORION SECURITIES INC.
                            ATON FINANCIAL HOLDINGS
                              TERRA SECURITIES ASA
                               September 17, 2004